UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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NuStar Energy L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2021 ANNUAL MEETING OF UNITHOLDERS

Date and Time:	April 29, 2021 at 11:00 a.m. Central Time

Place:	In light of the ongoing public health concerns regarding the coronavirus pandemic and to support the health and well-being of our unitholders and other stakeholders, our 2021 Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/NS2021. You will not be able to attend the 2021 Annual Meeting in person.

Participation:	Please see "Questions and Answers about the 2021 Annual Meeting" on page 2 for more information about attending our 2021 Annual Meeting, voting your units and submitting questions during our 2021 Annual Meeting.

Agenda:	(1)	To elect three Group III directors to serve until the 2024 Annual Meeting or until their successors are elected and have been qualified;
	(2)	To approve the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan;
	(3)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021;
	(4)	To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

Record Date:	Only holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units as of the close of business on March 3, 2021 are entitled to vote at our 2021 Annual Meeting.

Voting:	YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2021 Annual Meeting, please submit your proxy with voting instructions as soon as possible.
	●	If you are a unitholder of record, you may submit your proxy over the Internet, by phone or by mail as described on the proxy card.
	●	If you hold your units through a broker or other nominee, please follow the instructions that you receive from your broker or other nominee to ensure that your units are voted.
Submitting your proxy will not prevent you from attending our 2021 Annual Meeting and voting during our 2021 Annual Meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. Accordingly, on or about March 18, 2021, we are sending holders of our outstanding (as defined in our partnership agreement) common units and Series D preferred units a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2020 over the Internet and how to submit a proxy online (www.proxyvote.com). We believe that this process helps expedite unitholder receipt of proxy materials, lowers the cost of our annual meeting and conserves natural resources. The notice also contains instructions on how to request a paper copy of our proxy materials.

By order of the Board of Directors,
Michelle S. Miller
Vice President, Assistant General Counsel and Corporate Secretary

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257

March 11, 2021

i

ii

NUSTAR ENERGY L.P.
PROXY STATEMENT
2021 ANNUAL MEETING OF UNITHOLDERS
April 29, 2021

INFORMATION ABOUT NUSTAR ENERGY L.P.

NuStar Energy L.P. (NYSE: NS) is a Delaware limited partnership engaged in the transportation of petroleum products and anhydrous ammonia, and the terminalling, storage and marketing of petroleum products. Unless otherwise indicated, the terms "NuStar Energy," "we," "our" and "us" are used in this proxy statement to refer to NuStar Energy L.P., one or more of our subsidiaries or all of them taken as a whole.

As of December 31, 2020, our assets included approximately 10,000 miles of pipeline and 73 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. Our combined system provides approximately 72 million barrels of storage capacity, and we have operations in the United States, Canada and Mexico.
As we entered 2020, we had just completed the best fourth quarter in NuStar Energy's history and we were poised for even better performance in 2020. However, 2020 has presented tremendous societal and economic challenges on a global scale. The coronavirus, or COVID-19, began having a severe negative impact on global economic activity in the first quarter of 2020, as government authorities instituted stay-home orders, business closures and other measures to reduce the spread of the virus and people around the world ceased or altered their usual day-to-day activities. The scale of this decrease in economic activity significantly reduced demand for petroleum products, which in turn depressed utilization rates at refineries across the country, including those our assets serve. Additionally, lower crude oil prices from over-supply across global oil markets undermined drilling and production in U.S. shale plays, including the Permian and Eagle Ford Basins, where our Permian and Corpus Christi Crude Systems are located. Together, reduced demand for refined products, lower refinery utilization and lower drilling activity resulted in reduced demand for and utilization of our pipeline assets, negatively impacting our results of operations for 2020.
Since the start of the pandemic, we have focused on:
•protecting our employees and maintaining safe, reliable operations to continue supplying the energy our country needs;
•reducing spending to preserve cash and executing efficiently across our operations; and
•lowering our leverage.
We promptly took measures to continue safe operations and maintain a safe working environment for our employees, without furloughs or layoffs. We implemented social distancing through revised shift schedules, work from home policies and designated remote work locations where appropriate; enhanced cleaning protocols; provided personal protective equipment; restricted non-essential business travel; and adopted COVID-19 testing protocols and self-screening for employees and contractors. As further described in "Compensation Discussion and Analysis—2020 Performance," we also took decisive action to protect NuStar Energy by reducing spending, preserving cash, enhancing our liquidity and financial flexibility, strengthening our balance sheet and addressing near-term debt maturities.
We are proud of our performance during such a difficult year and, although the environment remains uncertain in 2021, we continue to focus on our strategic priorities to continue building our financial strength and resilience by lowering our leverage and maximizing our ability to fund our spending with internally generated cash flows. We have strong assets in key strategic locations, and we believe that continuing to focus on financial discipline and executing projects in our key areas of opportunity in North America, while maintaining our emphasis on health, safety and environmental performance, will position NuStar Energy for stable growth in the future.

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING
Q1:    Why am I receiving these materials?
A:    We are sending the Notice of Internet Availability of Proxy Materials (Notice) to holders of our outstanding (as defined in our partnership agreement) common units and Series D preferred units on or about March 18, 2021. On this date, you will have the ability to access all of our proxy materials on the website provided in the Notice. The Notice also contains instructions on how to request a paper copy of our proxy materials, if desired.
We are providing these materials in connection with the solicitation by the Board of Directors (the Board) of NuStar GP, LLC, the general partner of our general partner, of proxies to be voted at our 2021 Annual Meeting of Unitholders (the 2021 Annual Meeting) and any adjournments or postponements thereof. We will hold our 2021 Annual Meeting on April 29, 2021 at 11:00 a.m. Central Time via live webcast at www.virtualshareholdermeeting.com/NS2021.
Q2:    Who is soliciting my proxy?
A:    Our Board is sending you these materials in connection with its solicitation of proxies for use at our 2021 Annual Meeting. Certain of our directors, officers and employees and Morrow Sodali LLC (our proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or other electronic means, or in person.
Q3:    Who is entitled to attend and vote at the 2021 Annual Meeting?
A:    Holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units (voting on an as-converted basis) (collectively, our Voting Units) at the close of business on March 3, 2021 (our Unitholders) are entitled to attend and vote on the matters presented at the 2021 Annual Meeting. Our Unitholders will vote together as a single class and are entitled to one vote for each common unit and/or Series D preferred unit held on the March 3, 2021 record date. On March 3, 2021, 109,526,223 common units were outstanding and 23,246,650 Series D preferred units were outstanding.
Q4: How do I participate in the virtual 2021 Annual Meeting?
A:    In light of public health concerns regarding the ongoing coronavirus pandemic and to support the health and well-being of our unitholders and other stakeholders, our 2021 Annual Meeting will be held via live webcast. You will be able to attend the 2021 Annual Meeting, vote your units and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NS2021 and entering your 16-digit control number found on your proxy card, voting instruction form or the notice you received related to our 2021 Annual Meeting.
Questions may be submitted during our 2021 Annual Meeting through www.virtualshareholdermeeting.com/NS2021. Your questions must be confined to matters properly before the 2021 Annual Meeting and of general concern regarding our company.
Our 2021 Annual Meeting will begin at 11:00 a.m. Central Time. We encourage you to access our 2021 Annual Meeting before it begins. Online check-in will start approximately fifteen minutes before the start of the meeting on April 29, 2021. If you have difficulty accessing the meeting, please call the technical support number that will be posted on the virtual meeting login page at www.virtualshareholdermeeting.com/NS2021. Technicians will be available to assist you.
Other interested parties may listen to our 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/NS2021 and logging in as a guest. Guests will be able to hear the 2021 Annual Meeting but will not be able to vote or ask a question during the meeting.

Q5:    What constitutes a quorum to conduct business at the 2021 Annual Meeting?
A:    Unitholders representing a majority of the Voting Units, voting together as a single class, present in person or by properly submitted proxy, will constitute a quorum.
Your units will be counted as present at the 2021 Annual Meeting if:
•you are present in person (including virtually) at the meeting; or
•you have submitted a proxy over the Internet, by phone or by mail.
Proxies received but marked as abstentions and broker non-votes (described below) will be counted as present for purposes of determining whether a quorum has been achieved.
Q6:    If my units are held in street name by my broker or other nominee, will my broker or other nominee vote my units?
A:    If you own units through a broker or other nominee, then your units are held in that broker's or nominee's name and you are considered the beneficial owner of units held in street name.
If a broker does not receive specific voting instructions from the beneficial owner, New York Stock Exchange (NYSE) rules govern whether or not the broker is permitted to vote on the beneficial owner's behalf. The NYSE has designated certain categories of proposals as "routine," and brokers are permitted to vote on routine matters at their discretion. However, brokers are prohibited from voting on any matter deemed non-routine, which results in a "broker non-vote" for such proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum. If a proposal requires approval by the vote of a majority of the Voting Units, voting as a single class, represented in person or by proxy and entitled to vote, a broker non-vote constitutes, in effect, a vote against such proposal. However, if a proposal requires approval by a plurality of the votes cast, a broker non-vote has no effect on the outcome.
The election of three Group III directors (Proposal No. 1) and the approval of the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (Proposal No. 2) are considered non-routine under applicable NYSE rules. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 (Proposal No. 3) is a matter considered routine under applicable NYSE rules.

Q7: How do I vote my units?
A:    You may submit your proxy over the Internet, by phone or by mail. If you submit your proxy over the Internet, by phone or by returning a signed proxy card by mail, your units will be voted as you indicate. If you sign your proxy card without indicating your vote, your units will be voted in accordance with the recommendations of our Board.
To vote your units electronically during our virtual 2021 Annual Meeting, you will need your 16-digit control number found on your proxy card, voting instruction form or the notice you received related to our 2021 Annual Meeting.

Q8:    What vote is required for each proposal and what is the recommendation of the Board?
A:    The table below summarizes the recommendation of the Board, the vote required and the effect of abstentions and broker non-votes with respect to each proposal at the 2021 Annual Meeting.

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	FOR each nominee	Plurality of the votes cast by our Unitholders	No effect on the vote with respect to this proposal	No effect on the vote with respect to this proposal

Proposal No. 2: Approval of Amended and Restated 2019 Long-Term Incentive Plan	FOR approval of the Amended and Restated 2019 Long-Term Incentive Plan	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Same effect as a vote against this proposal

Proposal No. 3: Ratification of Independent Accounting Firm	FOR the ratification of the appointment of KPMG LLP for 2021	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Voted at broker's discretion; broker non-votes are not expected but Voting Units not voted have the same effect as a vote against this proposal
Q9:    Can I change my vote after I have voted by proxy?
A:    You may revoke a proxy at any time before voting is closed at the 2021 Annual Meeting by:
•submitting a written revocation to our Corporate Secretary at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Corporate Secretary by 11:59 p.m. Eastern Time on April 28, 2021);
•submitting your valid, signed and later-dated proxy by mail (provided that later-dated proxy is received by 11:59 p.m. Eastern Time on April 28, 2021);
•submitting your valid proxy over the Internet or by phone by 11:59 p.m. Eastern Time on April 28, 2021; or
•voting during the 2021 Annual Meeting, as described in Q7 above.
If instructions to the contrary are not given, your units will be voted as indicated on the proxy and your presence without voting during the 2021 Annual Meeting will not revoke your proxy.
Q10: What should I do if I receive more than one set of voting materials for the 2021 Annual Meeting?
A:    You may receive more than one set of voting materials for the 2021 Annual Meeting, and the materials may include multiple proxy cards or voting instruction cards. If you hold units in more than one brokerage account, you will receive voting materials for each account; further, if you hold units directly, but in more than one name (e.g., Jane Smith and Jane A. Smith), you will receive voting materials for each variant. Please complete and submit each proxy card and voting instruction card that you receive, according to its instructions.
Q11: Who is paying the expense of soliciting proxies?
A:    We pay the cost of soliciting proxies and holding our 2021 Annual Meeting. Morrow Sodali LLC will assist us in the distribution of proxy materials and the solicitation of votes for an initial fee of $8,500, plus an additional fee for each unitholder they contact, as well as the reimbursement of out-of-pocket expenses. In addition to distributing the proxy materials, proxies may also be solicited by personal interview, phone and similar means by our directors, officers or employees, who will not receive additional compensation for performing that service. We also will make arrangements with brokers, banks and other nominees for forwarding proxy materials to the beneficial owners of our units, and we will reimburse them for any reasonable expenses that they incur.

Q12: Who do I contact if I have further questions about voting or the 2021 Annual Meeting?
A:    You may contact our Corporate Secretarial/Investor Relations department at 210-918-INVR (4687) or Morrow Sodali LLC at:
Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford Connecticut 06902
Unitholders, please call toll free: 1-800-662-5200
Banks and brokerage firms, please call 1-203-658-9400
Email: NS.info@morrowsodali.com

CORPORATE GOVERNANCE
Board Leadership and Governance
The directors and officers of NuStar GP, LLC, the general partner of our general partner, Riverwalk Logistics, L.P., perform all of our management functions, and we do not have directors or officers. However, for simplicity's sake, in this proxy statement, we refer to the directors of NuStar GP, LLC as our directors or our Board, and we refer to the officers of NuStar GP, LLC as our officers.
Our business is managed under the direction of our Board. Our Board is led by its Chairman, William E. Greehey. As illustrated in the table below, the Chairman of our Board and our Chief Executive Officer are the only two members of our Board who are not independent directors. Although the Board believes that separating the roles of Chairman and Chief Executive Officer is appropriate in the current circumstances in light of Mr. Greehey's extensive knowledge and experience regarding our operations and our industry, our Corporate Governance Guidelines do not establish this approach as a policy. The Board also has appointed Dan J. Hill as its independent, presiding director to serve as a point of contact for unitholders wishing to communicate with the Board, lead executive sessions of the non-management directors and ensure independent oversight.
The Board conducts its business through meetings of the Board and its committees. The Board has standing Audit, Compensation and Nominating/Governance & Conflicts Committees. Each committee has a written charter, which is available under the Corporate Governance tab in the Investors section of our website at www.nustarenergy.com.
The table below lists the current members and chair of our Board and each standing committee of our Board, the director selected to serve as the independent, presiding director of the Board, the independence and audit committee financial expertise determinations made by our Board with respect to each director and the number of Board and committee meetings held during 2020. Each member of our Board attended 100% of the meetings of the Board and his or her committees during 2020. All of our Board members attended our 2020 Annual Meeting and are invited to attend our 2021 Annual Meeting.

Name	Independent (I) and SEC Audit Committee Financial Expert (FE)	Board of Directors	Audit Committee	Compensation Committee	Nominating/Governance & Conflicts Committee
William E. Greehey		Chair
Bradley C. Barron		✓
J. Dan Bates	I, FE	✓	Chair		✓
William B. Burnett	I	✓	✓
James F. Clingman, Jr.	I	✓		✓
Dan J. Hill	I	Presiding	✓	Chair
Jelynne LeBlanc-Burley	I	✓			✓
Robert J. Munch	I	✓	✓
W. Grady Rosier	I	✓		✓	Chair

Number of 2020 Meetings		8	8	4	1

Director Independence
Independent Directors
Our Board includes one member of management, Bradley C. Barron, our President and Chief Executive Officer, and eight non-management directors. As a limited partnership, NuStar Energy is not required to have a majority of independent directors. However, as illustrated in the table above, the Board has determined that seven of its eight current non-management directors meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual.
The Audit, Compensation and Nominating/Governance & Conflicts Committees of the Board are each composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (SEC). For further information about the committees, see "Committees of the Board" below.

Independence Determinations
No director qualifies as independent under the NYSE's listing standards unless the Board affirmatively determines that the director has no material relationship with NuStar Energy. As provided for under the NYSE's listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. A relationship falls within the guidelines adopted by the Board if it:
•is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•consists of charitable contributions by NuStar Energy to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization's gross revenue in any of the last three years;
•consists of charitable contributions by NuStar Energy to any organization with which a director, or any member of a director's immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of NuStar Energy and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $250,000 per year; and
•is not required to be disclosed in this proxy statement.

Annually, we request information from each director concerning their background, employment and affiliations (including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships). The Board considered the information provided, including information regarding any potential relationships with NuStar Energy. The Board determined that, other than being a member of our Board, a unitholder of NuStar Energy and, if applicable prior to the July 2018 merger pursuant to which NuStar GP Holdings, LLC became a subsidiary of NuStar Energy (the Merger), a member of the board of directors and a unitholder of NuStar GP Holdings, LLC, each of the independent directors named above has either no relationship with NuStar Energy, either directly or as a partner, equityholder or officer of an organization that has a relationship with NuStar Energy, or has only immaterial relationships with NuStar Energy, such as serving as a director or trustee of a charitable organization that receives donations from NuStar Energy and its employees. Therefore, the Board determined that the independent directors named above are independent under the NYSE's listing standards.
Our Corporate Governance Guidelines contain the director qualification standards, including the guidelines listed above, and are available under the Corporate Governance tab in the Investors section of our website at www.nustarenergy.com or are available in print upon request to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.

Committees of the Board
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of our registered public accounting firm (our independent auditors) and our internal audit function, the adequacy of our internal controls over financial reporting and the reliability of financial information reported to the public. The Audit Committee has sole authority as to the retention, evaluation, compensation and oversight of the work of our independent auditors, who report directly to the Audit Committee. The Audit Committee reviews our internal audit plan and all significant internal audit reports. The Audit Committee also monitors financial risk exposures, risk assessment and risk management policies, as well as our compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of our company.
Compensation Committee
As a limited partnership, we are not required by NYSE rules to have a compensation committee. However, our Board has established a Compensation Committee to review and report to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. As described in "Compensation Discussion and Analysis" below, the Compensation Committee approves the compensation for our executive officers and approves and administers NuStar Energy’s equity compensation plans, incentive bonus plan and all performance measures established for awards under those plans. The Compensation Committee also conducts periodic reviews of director compensation and makes recommendations to the Board regarding director compensation.
Nominating/Governance & Conflicts Committee
As a limited partnership, we are not required by NYSE rules to have a nominating committee. However, our Board created a Nominating/Governance & Conflicts Committee to identify candidates for membership on the Board, recommend director nominees and oversee our Corporate Governance Guidelines and Board assessment process. Pursuant to our partnership agreement and our policy governing related party transactions, the Nominating/Governance & Conflicts Committee also reviews and resolves certain potential conflicts of interest. See "Certain Relationships and Related Party Transactions" below.
Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. Mr. Hill (Chairman), Mr. Clingman and Mr. Rosier serve as the members of our Compensation Committee. None of our Compensation Committee members have served as an officer or employee of ours. Furthermore, except for compensation arrangements disclosed in this proxy statement, we have not participated in any contracts, loans, fees or awards, and do not have any financial interests, direct or indirect, with any Compensation Committee member. In addition, none of our management or Board members are aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from NuStar Energy.
Risk Oversight
Although management has the day-to-day responsibility for assessing and managing our risk exposure, the Board and its committees oversee those efforts. The Board interfaces regularly with management and receives periodic reports that include updates on operational, financial, health, safety and environmental, legal, cybersecurity and other risk management matters. For example, the Board continues to receive regular reports regarding the COVID-19 pandemic and its impact on NuStar Energy and its employees.
The Board as a whole typically discusses and addresses our key strategic risks at its meetings over the course of each year, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. At least once annually, the Board has a session devoted specifically to strategic planning, including identifying and addressing our strategic risks and potential opportunities, and evaluating matters such as sustainability and energy transition. The Board also receives detailed reports from management at least annually regarding specific topics, such as cybersecurity, with monthly updates provided by our President and Chief Executive Officer regarding a variety of matters, including operational, health, safety and environmental, financial, legal, governance and cybersecurity matters, as applicable.
Each committee of the Board also reports to the Board on a regular basis, including as appropriate with respect to each committee's risk oversight activities. For example, as applicable, the Board and the Audit Committee discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Audit Committee assists the Board in oversight of the integrity of NuStar Energy's financial statements and compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of our company, and the Audit Committee or the full Board receives a detailed report annually regarding NuStar Energy's health, safety and environmental performance. The Audit Committee also reviews and assesses the performance of NuStar Energy's internal audit function and its independent auditors. The Compensation Committee oversees risks associated with our compensation programs, and focuses on aligning our compensation policies with the long-term interests of NuStar Energy, as further described under "Evaluation of Compensation Risk" below. As described under "Compensation Discussion and Analysis" below, the Compensation Committee also evaluates NuStar Energy's financial, operational and health, safety and environmental performance as it assesses performance with respect to bonus awards and performance awards. The Compensation Committee also oversees executive succession planning. The Nominating/Governance & Conflicts Committee oversees risks related to corporate governance, such as director independence, the effectiveness of our Board and committees, director nominations and potential conflicts of interest. We believe that our Board's role in risk oversight is consistent with our leadership structure, with our Chief Executive Officer and other members of management having responsibility for assessing and managing our risk exposure and the Board and its committees providing oversight in connection with those efforts.
Governance Documents and Codes of Ethics
We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer and controller. This code charges the senior financial officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with or submit to the SEC, compliance with applicable laws, rules and regulations, adherence to the code and reporting of violations of the code.

We also have adopted a Code of Business Conduct and Ethics that applies to our directors and all of our employees, including our officers. Our Code of Business Conduct and Ethics emphasizes NuStar Energy's guiding principles, compliance with applicable laws, rules and regulations and the ethical conduct expected by NuStar Energy, is available in multiple languages and references NuStar Energy's anonymous reporting hotline service administered by a third party, as well as internal resources that are available to discuss any concerns and answer questions regarding the Code of Business Conduct and Ethics and NuStar Energy's policies. Our employees also receive training regarding topics contained in our Code of Business Conduct and Ethics annually and are asked to attest to their compliance with our Code of Business Conduct and Ethics and various other NuStar Energy policies annually.
We post the following documents on our website at www.nustarenergy.com under the Corporate Governance tab in the Investors section:
•Audit Committee Charter
•Code of Business Conduct and Ethics
•Code of Ethics for Senior Financial Officers
•Compensation Committee Charter
•Corporate Governance Guidelines
•Nominating/Governance & Conflicts Committee Charter

A printed copy of any of these documents also is available to any unitholder upon request. Requests for documents must be in writing and directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.
Director Candidates
Selection of Director Nominees
The Nominating/Governance & Conflicts Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, our officers, individuals personally known to the members of the Board and third-party research. In addition, the Nominating/Governance & Conflicts Committee will consider candidates recommended by unitholders. Any recommendations by a unitholder must be submitted in writing and include the candidate’s name, qualifications for Board membership and sufficient biographical and other relevant information such that an informed judgment as to the recommended candidate's qualifications can be made. Submissions must be directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. The level of consideration that the Nominating/Governance & Conflicts Committee will give to a unitholder's recommended candidate will be commensurate with the quality and quantity of information about the candidate that the recommending unitholder makes available to the Nominating/Governance & Conflicts Committee. The Nominating/Governance & Conflicts Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. In addition, in order to nominate a person for election as a director at an annual unitholder meeting, our partnership agreement requires unitholders to follow certain procedures, including providing timely notice, as described under "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations" below, and providing the information specified in our partnership agreement.
Evaluation of Director Candidates
The Nominating/Governance & Conflicts Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:
•independence of thought and judgment;
•the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee's service on other public company boards; and
•skills and expertise complementary to the existing Board members' skills; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs or other relevant expertise.
The Nominating/Governance & Conflicts Committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate's ability to contribute to the collaborative culture among Board members. In accordance with our Corporate Governance Guidelines, individuals are considered for membership on the Board based on their character, judgment, integrity, diversity, age, skills (including financial literacy), independence and experience in the context of the overall needs of the Board. Nominees are also selected based on their knowledge about our industry and their respective experience leading or advising large companies. We require that our directors have the ability to work collegially, exercise good judgment and think critically. The Nominating/Governance & Conflicts Committee strives to find the best possible candidates to represent the interests of our company and its unitholders. As part of its self-assessment process, the Nominating/Governance & Conflicts Committee annually evaluates the mix of independent and non-independent directors, the selection and functions of the presiding director and whether the Board has the appropriate range of talents, expertise and backgrounds. Based on this evaluation, the Nominating/Governance & Conflicts Committee determines whether to interview a candidate and, if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by phone. After completing this evaluation and interview process, the Nominating/Governance & Conflicts Committee ultimately determines its list of nominees and submits it to the full Board for consideration and approval.
Communications with the Board of Directors
Unitholders and other interested parties may communicate with the Board, the non-management directors or the independent, presiding director by sending a written communication addressed to "Board of Directors," "Non-Management Directors" or "Presiding Director" in care of our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. In general, any unitholder communication will be distributed in accordance with the unitholder's instructions; however, we reserve the right not to distribute any items that are unrelated to the duties and responsibilities of the Board or materials that are abusive, threatening or otherwise inappropriate. Additional requirements for certain types of communications are stated below under the caption "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations."

PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Our Board is divided into three groups for purposes of election. Three Group III directors will be elected at our 2021 Annual Meeting to serve a three-year term that will expire at our 2024 Annual Meeting.

✓	Our Board recommends that you vote "FOR" the nominees.
As described above under "Questions and Answers about the 2021 Annual Meeting," our partnership agreement provides that the nominees for Group III directors will be elected by a plurality of the votes cast by our Unitholders. Votes "withheld" from a nominee will not count against the election of that nominee.
If any nominee is unavailable as a candidate at the time of our 2021 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that the current nominees will be unable to serve.
Mr. Barron, Mr. Burnett and Mr. Rosier are the nominees for election as Group III directors at our 2021 Annual Meeting. There is no family relationship among any of our executive officers or directors, and there is no arrangement or understanding between any director or other person pursuant to which the director was or is to be selected as a director or nominee.

Nominees for Election as Group III Directors

Bradley C. Barron
Biographical Information:

Mr. Barron has served as President and Chief Executive Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC since January 2014. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from March 2006 until his promotion in April 2007. He has been with NuStar GP, LLC since July 2003 and, prior to that, was with Valero Energy Corporation (Valero Energy) from January 2001 to July 2003.

Age: 55	Qualifications:
Group III Director: Term expires 2024 (if elected)
Mr. Barron's pertinent experience, qualifications, attributes and skills include his many years of experience in the refining and logistics industries and the extensive knowledge and experience he has attained through his service as an executive officer and director of NuStar GP, LLC and NuStar GP Holdings LLC.

Director Since: 2014
Committees: None; President and Chief Executive Officer

William B. Burnett
Biographical Information:
Prior to the completion of the Merger, Mr. Burnett served as a director of NuStar GP Holdings, LLC from August 2006 until July 2018. Mr. Burnett served as the Chief Financial Officer of Lucifer Lighting Company (Lucifer), a San Antonio, Texas-based manufacturer of architectural lighting products, from 2004 to 2007 and as a director of Lucifer from 2004 to 2009. Mr. Burnett is a C.P.A. and, in 2001, he retired as a partner with Arthur Andersen LLP after 29 years of service.

Age: 71	Qualifications:
Group III Director: Term expires 2024 (if elected)	Mr. Burnett's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, and his managerial experience through his years at Arthur Andersen LLP and Lucifer, and the knowledge and experience he has attained through his service as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.
Director Since: 2018
Committees: Audit

W. Grady Rosier
Biographical Information:
Mr. Rosier served as the President and Chief Executive Officer of McLane Company, Inc., a leading supply chain services company and subsidiary of Berkshire Hathaway, Inc., from February 1995 to August 2020, and previously served McLane Company, Inc. in various other senior management positions since 1984. Mr. Rosier also has served as a director of NVR, Inc. since December 2008. He was formerly a director of Tandy Brands Accessories, Inc. from February 2006 to October 2011, serving as the lead director from October 2009 to October 2010.

Age: 72	Qualifications:
Group III Director: Term expires 2024 (if elected)	Mr. Rosier's pertinent experience, qualifications, attributes and skills include his leadership experience and knowledge attained through decades of service in senior roles for McLane Company, Inc., and his experience attained through his service on the boards of directors of NVR, Inc. and NuStar GP, LLC.
Director Since: 2013
Committees: Compensation; Nom./Gov. & Conflicts (Chair)

Other Directors

J. Dan Bates
Biographical Information:
Mr. Bates served as President and Chief Executive Officer of the Southwest Research Institute, a San Antonio, Texas-based independent, non-profit research and development organization, from 1997 until October 2014 and continues to serve as a director and as President Emeritus of the Southwest Research Institute. He also currently serves as a director of Signature Science L.L.C. Mr. Bates served as a director of Broadway Bank and Broadway Bankshares, Inc. from 2011 until April 2020. Mr. Bates is a C.P.A. and he served as Chairman or Vice Chairman of the board of directors of the Federal Reserve Bank of Dallas' San Antonio Branch from January 2005 through December 2009.

Age: 76	Qualifications:
Group I Director: Term expires 2022	Mr. Bates' pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, managerial experience and background in science and technology through his years leading the Southwest Research Institute, and the knowledge and experience he has attained through his service as a director of multiple entities, including financial institutions, the San Antonio Branch of the Federal Reserve Bank of Dallas and NuStar GP, LLC.
Director Since: 2006
Committees: Audit (Chair); Nom./Gov. & Conflicts

James F. Clingman, Jr.
Biographical Information:
Prior to the completion of the Merger, Mr. Clingman served as a director of NuStar GP Holdings, LLC from December 2006 until July 2018. From 1984 through 2003, Mr. Clingman served as the President and Chief Operating Officer of HEB Grocery Company. He also served on the board of HEB from 1984 through 2008. From 2003 through June 2010, Mr. Clingman served on the board of directors of CarMax, a publicly held NYSE-listed company. He also served as a member of its audit committee and, from 2003 through 2005, its compensation committee. He also has served as Chairman of the board of directors of three privately held food manufacturing companies.

Age: 83	Qualifications:
Group I Director: Term expires 2022	Mr. Clingman's pertinent experience, qualifications, attributes and skills include his leadership experience and knowledge attained through decades of service for HEB, both as an officer and as a director, and his experience attained through his service on multiple boards of directors, including CarMax, NuStar GP Holdings, LLC and NuStar GP, LLC.
Director Since: 2018
Committees: Compensation

William E. Greehey
Biographical Information:
Mr. Greehey became Chairman of our Board in January 2002. Prior to the Merger, he also served as the Chairman of the board of directors of NuStar GP Holdings, LLC since March 2006. Mr. Greehey served as Chairman of the board of directors of Valero Energy from 1979 through January 2007. Mr. Greehey was Chief Executive Officer of Valero Energy from 1979 through December 2005, and President of Valero Energy from 1998 until January 2003.

Age: 84	Qualifications:
Group II Director: Term expires 2023	Mr. Greehey's pertinent experience, qualifications, attributes and skills include his decades of experience in virtually every aspect of the refining and logistics industries, including his extensive years of service as both Chief Executive Officer and Chairman of the board of directors at Valero Energy, and the knowledge and experience he has attained through his service as Chairman of our Board and as Chairman of the board of directors at NuStar GP Holdings, LLC.
Director Since: 2002
Committees: None; Chairman of the Board

Dan J. Hill
Biographical Information:
From February 2001 through May 2004, Mr. Hill served as a consultant to El Paso Corporation. Prior to that, he served as President and Chief Executive Officer of Coastal Refining and Marketing Company. In 1978, Mr. Hill was named as Senior Vice President of the Coastal Corporation and President of Coastal States Crude Gathering. In 1971, he began managing Coastal’s NGL business. Previously, Mr. Hill worked for Amoco and Mobil.

Age: 80	Qualifications:
Group I Director: Term expires 2022	Mr. Hill's pertinent experience, qualifications, attributes and skills include his breadth of managerial and operational experience in multiple sectors of the oil and gas industry, and the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2004
Committees: Audit; Compensation (Chair); Independent Presiding Director

Jelynne LeBlanc-Burley
Biographical Information:

Prior to the Merger, Ms. LeBlanc-Burley served as a director of NuStar GP Holdings, LLC from April 2013 until July 2018. She has served as President and Chief Executive Officer of The Center for Health Care Services since May 1, 2017. From August 2013 through February 2016, Ms. LeBlanc-Burley served as Group Executive Vice President and Chief Delivery Officer of CPS Energy. Prior thereto, she served as Executive Vice President - Corporate Support Services and Chief Administrative Officer of CPS Energy since August 2010. She served as the Acting General Manager of CPS Energy from November 2009 to July 2010 and as Senior Vice President - Chief Administrative Officer at CPS Energy from April 2008 to November 2009. Prior to her services at CPS Energy, Ms. LeBlanc-Burley was the Deputy City Manager for the City of San Antonio from February 2006 to February 2008.

Age: 60	Qualifications:
Group II Director: Term expires 2023
Ms. LeBlanc-Burley's pertinent experience, qualifications, attributes and skills include her leadership experience and knowledge gained through her years as an executive at The Center for Health Care Services and CPS Energy, her decades of service with the City of San Antonio, and the knowledge and experience attained through her service as a director and audit committee member of several large non-profit companies and as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Nom./Gov. & Conflicts

Robert J. Munch
Biographical Information:

Mr. Munch served as General Manager and Head of Corporate & Investment Banking of Mizuho Bank, Ltd. from 2006 to 2013 and as Deputy General Manager, Origination, of Mizuho Bank, Ltd. from 2005 to 2006. Prior to his service with Mizuho Bank, Ltd., Mr. Munch also served in several senior management positions with Canadian Imperial Bank of Commerce and CIBC World Markets from 1980 to 2001 and Fidelity Union Bancorporation (now Wells Fargo) from 1973 to 1980.

Age: 69	Qualifications:
Group II Director: Term expires 2023
Mr. Munch's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise and the strength of his managerial and investment banking experience attained through his years of service in key roles with multiple financial institutions, as well as the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2016
Committees: Audit
For detailed information regarding our directors' respective holdings of our units, compensation and other arrangements, see "Security Ownership—Security Ownership of Management and Directors," "Director Compensation" and "Certain Relationships and Related Party Transactions."

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
We do not have officers. The officers of NuStar GP, LLC, the general partner of our general partner, perform all of our management functions. Officers are appointed annually by the Board. There is no arrangement or understanding between any officer or any other person pursuant to which the officer was or is selected as an officer. In this proxy statement, we refer to the officers of NuStar GP, LLC as our officers.
The table below provides certain information about our executive officers as of March 3, 2021.

Name	Age	Position Held with NuStar GP, LLC
Bradley C. Barron	55	President, Chief Executive Officer and Director
Mary Rose Brown	64	Executive Vice President and Chief Administrative Officer
Daniel S. Oliver	54	Executive Vice President–Business Development and Engineering
Amy L. Perry	52	Executive Vice President–Strategic Development and General Counsel
Thomas R. Shoaf	62	Executive Vice President and Chief Financial Officer
Jorge A. del Alamo	51	Senior Vice President and Controller

Bradley C. Barron
Biographical Information:

Mr. Barron has served as President and Chief Executive Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC since January 2014. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from March 2006 until his promotion in April 2007. He has been with NuStar GP, LLC since July 2003 and, prior to that, was with Valero Energy from January 2001 to July 2003.

Mary Rose Brown
Biographical Information:

Ms. Brown has served as Executive Vice President and Chief Administrative Officer of NuStar GP, LLC since April 2013. Prior to the Merger, Ms. Brown also served as Executive Vice President and Chief Administrative Officer of NuStar GP Holdings, LLC since April 2013. She served as Executive Vice President–Administration of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until her promotion in April 2013. Ms. Brown served as Senior Vice President–Administration of NuStar GP, LLC from April 2008 through February 2012. She served as Senior Vice President–Corporate Communications of NuStar GP, LLC from April 2007 through April 2008. Prior to her service to NuStar GP, LLC, Ms. Brown served as Senior Vice President–Corporate Communications for Valero Energy from September 1997 to April 2007.

Daniel S. Oliver
Biographical Information:

Mr. Oliver has served as Executive Vice President–Business Development and Engineering of NuStar GP, LLC since January 2020. Prior thereto, he served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC since May 2014. Prior to the Merger, Mr. Oliver also served as Senior Vice President–Marketing and Business Development of NuStar GP Holdings, LLC since May 2014. Prior thereto, he served as Senior Vice President–Business and Corporate Development of NuStar GP, LLC and NuStar GP Holdings, LLC since March 2011. He served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC and NuStar GP Holdings, LLC from May 2010 to March 2011 and as Vice President–Marketing and Business Development of NuStar GP, LLC from October 2008 until May 2010 and of NuStar GP Holdings, LLC from December 2009 until May 2010. Prior to that, Mr. Oliver served as Vice President for NuStar Marketing LLC. Previously, Mr. Oliver served as Vice President–Product Supply & Distribution for Valero Energy from May 1997 to July 2007.

Amy L. Perry
Biographical Information:
Ms. Perry has served as Executive Vice President–Strategic Development and General Counsel of NuStar GP, LLC since July 2019. She also served as Corporate Secretary of NuStar GP, LLC from July 2019 until February 2020. Prior to July 2019, Ms. Perry served as Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary of NuStar GP, LLC since July 2018. She served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP, LLC from January 2014 until her promotion in July 2018. Prior to the Merger, Ms. Perry also served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP Holdings, LLC since January 2014. She served as Vice President, Assistant General Counsel and Corporate Secretary of NuStar GP, LLC and as Corporate Secretary of NuStar GP Holdings, LLC from February 2010 until her promotion in January 2014. From June 2005 to February 2010, she served as Assistant General Counsel and Assistant Secretary of NuStar GP, LLC and, from March 2006 to February 2010, Assistant Secretary of NuStar GP Holdings, LLC. Prior to her service at NuStar GP, LLC, Ms. Perry served as Counsel for Valero Energy.

Thomas R. Shoaf
Biographical Information:

Mr. Shoaf has served as Executive Vice President and Chief Financial Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Shoaf also served as Executive Vice President and Chief Financial Officer of NuStar GP Holdings, LLC since January 2014. He served as Senior Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. Mr. Shoaf served as Vice President and Controller of NuStar GP, LLC from July 2005 to February 2012 and Vice President and Controller of NuStar GP Holdings, LLC from March 2006 until February 2012. He served as Vice President–Structured Finance for Valero Corporate Services Company, a subsidiary of Valero Energy, from 2001 until joining NuStar GP, LLC.

Jorge A. del Alamo
Biographical Information:

Mr. del Alamo has served as Senior Vice President and Controller of NuStar GP, LLC since July 2014. Prior to the Merger, Mr. del Alamo also served as Senior Vice President and Controller of NuStar GP Holdings, LLC since July 2014. Prior thereto, he served as Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC since January 2014. He served as Vice President and Assistant Controller of NuStar GP, LLC from July 2010 until his promotion in January 2014. From April 2008 to July 2010, he served as Assistant Controller of NuStar GP, LLC. Prior to his service at NuStar GP, LLC, Mr. del Alamo served as Director-Sarbanes Oxley Compliance for Valero Energy.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020.
    Members of the Compensation Committee:

Dan J. Hill (Chairman)
James F. Clingman, Jr.
W. Grady Rosier

The Compensation Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (the Exchange Act), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our executive compensation philosophy, summarizes our executive compensation programs and discusses compensation decisions for our 2020 named executive officers (NEOs), who are listed below.
•Bradley C. Barron, President and Chief Executive Officer (CEO);
•Thomas R. Shoaf, Executive Vice President and Chief Financial Officer;
•Mary Rose Brown, Executive Vice President and Chief Administrative Officer;
•Amy L. Perry, Executive Vice President–Strategic Development and General Counsel; and
•Daniel S. Oliver, Executive Vice President–Business Development and Engineering.
Executive Compensation Philosophy
Our philosophy for compensating our executive officers is based on the belief that a significant portion of executive compensation should be incentive-based and determined by both the performance of NuStar Energy and the executive's individual performance. Our executive compensation programs are designed to accomplish the following long-term objectives:
•increase value to unitholders, while practicing good corporate governance;
•support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results;
•provide the Compensation Committee with the flexibility to respond to the continually changing environment in which NuStar Energy operates;
•align executive incentive compensation with NuStar Energy's short- and long-term performance results; and
•provide market-competitive compensation and benefits to enable us to recruit, retain and motivate the executive talent necessary to produce sustainable growth for our unitholders.
2020 Performance
After completing our Merger during 2018, an ambitious capital program during 2019 and the best fourth in NuStar Energy's history in the fourth quarter of 2019, while maintaining our strong commitment to health, safety and environmental performance, we were poised for even better 2020 performance. However, the COVID-19 pandemic began having a severe negative impact on global economic activity in the first quarter of 2020, as government authorities instituted stay-home orders, travel restrictions, business closures and other measures to reduce the spread of the virus and people around the world ceased or altered their usual day-to-day activities. The scale of this decrease in economic activity significantly reduced demand for petroleum products, which in turn depressed utilization rates at refineries across the country, including those our assets serve. Additionally, lower crude oil prices from over-supply across global oil markets undermined drilling and production in U.S. shale plays, including the Permian and Eagle Ford Basins, where our Permian and Corpus Christi Crude Systems are located. Together, reduced demand for refined products, lower refinery utilization and lower drilling activity resulted in reduced demand for and utilization of our pipeline assets, negatively impacting our results of operations for 2020.

Since the start of the pandemic, we have focused on:
•protecting our employees and maintaining safe, reliable operations to continue supplying the energy our country needs;
•reducing spending to preserve cash and executing efficiently across our operations; and
•lowering our leverage.
We promptly took measures to continue safe operations and maintain a safe work environment for our employees, without furloughs or layoffs. We implemented social distancing through revised work schedules, work from home policies and designated remote work locations where appropriate; enhanced cleaning protocols; provided personal protective equipment; restricted non-essential business travel; and adopted COVID-19 testing protocols and self-screening for employees and contractors. We also took decisive action to protect NuStar Energy by reducing spending, preserving cash, enhancing our liquidity and financial flexibility, strengthening our balance sheet and addressing near-term debt maturities, such as:
•reducing strategic capital expenditures, reducing controllable and operating expenses and reducing our common unit distribution to $0.40 per quarter, beginning with the distribution related to the first quarter of 2020, each of which helped us preserve cash during uncertain times;
•extending the maturity of our revolving credit facility by two years (to October 2023) in March 2020 and completing the reoffering and conversion of $322.1 million of revenue bonds during June 2020 (eliminating the need to remarket the bonds for at least five years and, in some cases, until 2030 or maturity of the bonds in 2040 and eliminating letters of credit previously provided by various individual banks to support payments in connection with the bonds), each of which enhanced our liquidity and financial flexibility;
•entering into a three-year, unsecured $750.0 million term-loan in April 2020, when high-yield bond markets were volatile and unavailable to us, which allowed us to reduce borrowings under our revolving credit facility and provided us with the financial flexibility to address our near-term debt maturities during turbulent capital markets;
•issuing $1.2 billion of senior unsecured notes in September 2020 as high-yield bond markets became available to us, which we used to repay the outstanding borrowings under the term loan and under our revolving credit facility, further bolstering our liquidity and ensuring sufficient financial flexibility to address our senior note maturities in 2021 and 2022, with no further senior note maturities until 2025; and
•selling two terminals in Texas City, Texas for $106 million in December 2020 to further improve our debt metrics.
We are proud of our performance during such a difficult year. Even with the depressed economic activity across much of the globe, we increased the number of barrels per day handled, in both our pipeline and storage business segments. Importantly, we achieved these results while maintaining our strong focus on safety. Despite the challenges posed by the pandemic, our 2020 safety statistics were substantially better than the most recent statistics reported by the U.S. Bureau of Labor Statistics (BLS) for our industries. Our 2020 total recordable incident rate (TRIR) was 7.6 times better than the most recent BLS data for the bulk terminals industry and 2.2 times better than the most recent BLS data for the pipeline transportation industry, while our 2020 days away, restricted or transferred rate (DART) was 8.0 times better than the most recent BLS data for the bulk terminals industry and 2.0 times better than the most recent BLS data for the pipeline transportation industry. NuStar Energy participates in the Occupational Health and Safety Administration’s (OSHA) Voluntary Protection Program (VPP), which promotes effective worksite health and safety. Achieving VPP Star Status requires rigorous OSHA review and audit, and requires recertification every three years. As of December 31, 2020, 85% of our eligible U.S. terminals have received VPP Star Status. We also have received the International Liquids Terminals Association’s Safety Excellence Award 10 times.
We believe that, even with the uncertainty and challenges related to the COVID-19 pandemic, our executive compensation programs have been effective at supporting our business strategy by reinforcing the importance of continuing to improve our key financial metrics and exercising financial discipline while maintaining safe, responsible operations. Although the environment remains uncertain in 2021, we believe that continuing to focus on this strategy will position NuStar Energy for stable growth in the future.
Executive Compensation Programs
Overview
Compensation for our executive officers, including our NEOs, primarily consists of base salary, an annual incentive bonus and long-term, equity-based incentives, which we refer to as "Total Direct Compensation." We also offer group medical and other insurance benefits to provide our employees (including our NEOs) affordable coverage at group rates, as well as pension benefits that reward continued service and a thrift plan that provides a tax-advantaged savings opportunity. Our NEOs participate in the same group benefit programs available to all of our employees in the United States (other than as may be required by collective bargaining agreements), and each NEO's annual incentive bonus is awarded in accordance with the same bonus plan and same performance measures that we use for each of our other employees. Our NEOs do not have employment or severance agreements, other than the change of control severance agreements described under "Potential Payments upon Termination or Change of Control" below.
Administration
Our executive compensation programs are administered by our Board's Compensation Committee. The Compensation Committee is composed of independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our Human Resources department.
The Compensation Committee considers market trends in compensation, including the practices of identified competitors, and the alignment of the compensation program with NuStar Energy's strategy. Specifically, for our NEOs, the Compensation Committee:
•establishes and approves target compensation levels for each NEO;
•approves company performance measures and goals;
•determines the mix between cash and equity compensation, short-term and long-term incentives and benefits;
•verifies the achievement of previously established performance goals; and
•approves the resulting cash or equity awards to our NEOs.
In making determinations about Total Direct Compensation for our NEOs, the Compensation Committee takes into account a number of factors, including:
•the competitive market for talent;
•compensation paid at peer companies;
•industry-wide trends;
•NuStar Energy's performance;
•the particular NEO's role, responsibilities, experience and performance; and
•retention.
As described below under "Process and Timing of Compensation Decisions," the Compensation Committee also considers other equitable factors such as the role, contribution and performance of an individual relative to his or her peers at the company. The Compensation Committee does not assign specific weight to these factors, but rather makes a subjective judgment taking all of these factors into account.
Independent Compensation Consultant
The Compensation Committee has retained Energy Partners Pay Advisors (EPPA) as its independent compensation consultant for expertise and guidance with respect to compensation matters, including performing analyses regarding market practices, peer companies, Total Direct Compensation for senior executives and compensation for non-employee directors. In its role as advisor to the Compensation Committee, EPPA was retained directly by the Compensation Committee, which has the authority to select, retain and/or terminate its relationship with an independent consulting firm. The Compensation Committee determined that there are no conflicts of interest between us, the Compensation Committee and EPPA because: EPPA provides no other services to NuStar Energy; EPPA has policies in place to prevent a conflict of interest, including a policy that no employee of EPPA may own NuStar Energy units; and there is no business or personal relationship between EPPA's consultant and any of NuStar Energy's officers or directors.
Consideration of Prior Say-on-Pay Vote
In April 2019, we held a unitholder advisory vote on the compensation of our NEOs. Approximately 95% of the votes cast on the matter approved the compensation of our NEOs as disclosed in our 2019 proxy statement. Accordingly, we have not changed the general structure of our executive compensation program and policies, although our Compensation Committee annually evaluates and approves our performance measures and goals, as well as the form of payment (cash or equity) of incentive awards. As approved by approximately 65% of the votes cast on the matter in April 2019, we currently hold our say-on-pay advisory vote once every three years.
Selection of Compensation Comparative Data
To establish compensation for each of the NEOs, the Compensation Committee consults with management and EPPA as it deems appropriate and considers compensation provided by certain peer companies when evaluating competitive levels of compensation. The competitive data regarding the peer companies is derived from their respective publicly filed annual proxy statements or Annual Reports on Form 10-K.

We update our peer group as changes occur in the midstream and logistics industry. For example, for 2020, we updated our peer group (the Compensation Comparative Group) to remove Buckeye Partners, L.P. and SemGroup Corporation because they were acquired in the fourth quarter of 2019 and no longer publicly disclose executive compensation information. The companies included in the 2020 Compensation Comparative Group are identified in the table below:

Company	Ticker
1. Crestwood Equity Partners LP	CEQP
2. DCP Midstream, LP	DCP
3. Enable Midstream Partners, LP	ENBL
4. Energy Transfer LP	ET
5. EnLink Midstream, LLC	ENLC
6. Enterprise Products Partners L.P.	EPD
7. Genesis Energy, L.P.	GEL
8. Magellan Midstream Partners, L.P.	MMP
9. MPLX LP	MPLX
10. ONEOK, Inc.	OKE
11. Plains All American Pipeline, L.P.	PAA
12. Targa Resources Corp.	TRGP

At the Compensation Committee's request, EPPA also reviews survey data reported on a position-by-position basis to obtain additional information regarding compensation of comparable positions. The survey data consists of general industry data for specific executive positions reported in published executive compensation surveys. We refer to the competitive survey data, together with the Compensation Comparative Group data, as the "Compensation Comparative Data."
Process and Timing of Compensation Decisions
Each year, the Compensation Committee reviews and approves any revisions to each NEO's Total Direct Compensation, including base salary and the target levels of annual incentive and long-term incentive compensation. The Chairman of the Board makes recommendations to the Compensation Committee for the CEO’s compensation, and the CEO recommends the compensation for the other NEOs. In making these recommendations, our Chairman of the Board (in the case of our CEO's compensation) and our CEO (in the case of the compensation for our other NEOs) consult with our Human Resources department and with EPPA, consider the Compensation Comparative Data and evaluate the individual performance of the applicable NEO and his or her respective contributions to NuStar Energy, as they deem appropriate.
The recommendations are then reviewed by the Compensation Committee, which may accept the recommendations or adjust the recommended compensation based on the Compensation Committee's assessment of the individual's performance and contributions to NuStar Energy. In addition to an assessment of individual performance, these reviews may include comparisons with competitive market data provided by EPPA as described above, evaluations of the Total Direct Compensation of the NEOs from an internal equity perspective and reviews of reports on the compensation history of each NEO, as well as other matters considered relevant by the Compensation Committee. Based on these reviews and evaluations, the Compensation Committee establishes annual salary rates for each NEO for the upcoming 12-month period and sets target levels of annual incentive and long-term incentive compensation. Although the target levels typically are established in July, the long-term incentives are reviewed again at the time of grant. The Compensation Committee may also review salaries or grant long-term incentive awards at other times during the year for new appointments, promotions or other changes in circumstances.
An assessment of an individual NEO's performance may include objective criteria, but is a largely subjective process. The criteria used to measure an individual's performance may include quantitative criteria (e.g., execution of projects within budget, improving an operating unit's profitability, timely completion of an acquisition or divestiture or response to unanticipated events), as well as more qualitative factors, such as the NEO's ability to lead, communicate and successfully adhere to NuStar Energy's core values (i.e., environmental and workplace safety, integrity, work commitment, effective communication and teamwork). There are no predetermined, specific weights given to any of the various individual performance elements.
The Compensation Committee also uses its evaluation of individual performance to supplement the compensation criteria established by the Compensation Committee and adjust an NEO's recommended compensation. For example, although an individual's indicated bonus may be calculated to be $100,000 based on NuStar Energy's performance, the individual's performance evaluation might result in a reduction or increase in that amount.

Elements of Executive Compensation
Primary Elements of Executive Compensation
Compensation for our executive officers, including our NEOs, primarily consists of the following elements, which we refer to as Total Direct Compensation. We have focused on the alignment of our executive compensation programs with our performance, as measured by certain core performance measures. These performance measures, which are incorporated into our incentive compensation programs, are chosen to coordinate with our business strategy and objectives and to appropriately balance our short- and long-term goals. The chart below shows the alignment between our business strategy and our executive officers’ Total Direct Compensation.

Element	Type	Form	2020 Performance Measure (% Weight)(1)	Purpose/Alignment with Strategy and Objectives
Base Salary (page 23)	Fixed	Cash	N/A	• Foundation of compensation program • Provides a fixed level of competitive pay • Reflects individual's primary duties and responsibilities • Foundation for incentive opportunities and benefit levels

Annual Incentive Bonus (page 24)	At-Risk	Cash or Units	• Adjusted EBITDA (40%) • Adjusted DCF (40%) • Adjusted operating and general and administrative expense (10%) • Safety and environmental performance (10%)	• Focus on improving key financial metrics and exercising financial discipline while executing capital projects and maintaining safe, responsible operations

Long-Term Incentive Compensation (page 27)	At-Risk	• Restricted Units • Performance Awards (Cash or Units)	• Restricted Units: unit price appreciation • Performance Awards: total unitholder return (TUR) (50%) and DCR (50%)
• Time-vesting awards focus on retention and increased ownership levels
• Performance-vesting awards focus on attainment of an annual absolute performance measure (DCR) and a multi-year relative performance measure (TUR)
• Both awards directly tie financial reward opportunities with reward to unitholders as measured by long-term unit price performance and payment of distributions

(1)    Adjusted EBITDA, Adjusted DCF, Adjusted operating and general and administrative expense and DCR are non-GAAP financial measures. See "Bonus Awards" and "Long-Term Incentive Awards—Performance Awards" below for a description of these non-GAAP financial measures.
Relative Size of Primary Elements of Compensation
In setting compensation, the Compensation Committee considers the aggregate amount of compensation payable to each NEO and the form of the compensation. The Compensation Committee seeks to achieve the appropriate balance between salary, rewards earned for the achievement of company and personal objectives, and long-term incentives that align the interests of our NEOs with those of our unitholders. The size of each element is based on competitive market practices, as well as company and individual performance, as described above.
As illustrated by the chart below and reflecting our pay-for-performance philosophy, approximately 81% of the target 2020 Total Direct Compensation of our CEO and, on average, approximately 69% of the target 2020 Total Direct Compensation of our other NEOs is at-risk incentive compensation (short-term and long-term incentives). The level of at-risk incentive compensation typically increases in relation to an NEO's responsibilities, with the level of incentive compensation for more senior executive officers being a greater percentage of Total Direct Compensation than for less-senior executives. The Compensation Committee believes that tying a significant portion of an NEO's incentive compensation to NuStar Energy's performance more closely aligns the NEO's interests with those of our unitholders.

Because we place such a large percentage of our Total Direct Compensation at risk in the form of variable pay (i.e., short-term and long-term incentives), the Compensation Committee does not adjust the amount of current compensation based upon realized gains or losses from prior incentive awards.
Base Salaries
Annually, the Compensation Committee reviews the base salary for our CEO based on the recommendation of our Chairman and reviews the base salaries for our other NEOs based on recommendations by our CEO, in each case after consideration of any input from EPPA and our Human Resources department.
The competitiveness of the base salary for each NEO's position is determined by an evaluation of the Compensation Comparative Data described above. Base salaries may be adjusted to achieve what is determined to be a reasonably competitive level or to reflect promotions, the assignment of additional responsibilities, individual performance, the performance of NuStar Energy or other internal pay equity considerations.
At the request of the Compensation Committee, EPPA updated its comprehensive analysis of Total Direct Compensation for each of our executive officers, including our NEOs, during 2018. Accordingly, the Compensation Committee did not request that EPPA provide an updated detailed analysis during 2019 or 2020. For 2020, the Compensation Committee considered, among other factors, the average base salary increase anticipated by nationwide compensation surveys, the increases required by NuStar Energy's union contracts, the anticipated increases by other local companies as well as the performance of the NEOs. After consideration of all of these factors, the recommendations of the Chairman (in the case of the CEO's base salary) and the CEO (in the case of the base salaries for each other NEO), the Compensation Committee increased the base salaries of each of our NEOs effective July 1, 2020 to remain competitive. The July 1, 2020 base salary increases for our NEOs, other than Mr. Barron, are consistent with the percentage increase in base salaries generally applicable to NuStar Energy's broader U.S. employee population for 2020. Mr. Barron received a larger base salary increase in July 2020 based on the Compensation Committee's subjective evaluation of his performance relative to his base salary level. Ms. Perry and Mr. Oliver also received interim increases in their base salaries, effective January 1, 2020, based on a review of responsibilities across officer positions generally and, with respect to Mr. Oliver, in recognition of his January 1, 2020 promotion to Executive Vice President. The 2020 base salary increases for our NEOs are presented in the table below.

Name	Annualized Base Salary at December 31, 2019 ($)	January 1, 2020 Increase to December 31, 2019 Annualized Base Salary ($)	July 1, 2020 Increase to January 1, 2020 Annualized Base Salary ($)	Annualized Base Salary at December 31, 2020 ($)
Barron	675,000	—	125,000	800,000
Shoaf	416,900	—	12,600	429,500
Brown	422,200	—	12,700	434,900
Perry	360,400	24,600	11,200	396,200
Oliver	355,300	24,700	11,100	391,100

Bonus Awards
Our NEOs participate in the same annual incentive program in which all of our employees participate (the Annual Bonus Plan). Our annual incentive bonuses historically have been based on the following three factors under our Annual Bonus Plan:
•the individual's position, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus. Generally, the target amount for the NEOs is set following the analysis of market practices in the Compensation Comparative Group with reference to the median bonus target available to comparable executives in those companies;
•NuStar Energy's attainment of specific performance goals, which are established by the Compensation Committee; and
•a discretionary evaluation by the Compensation Committee of both NuStar Energy's performance and, in the case of the NEOs, the individual's performance.
In its discretion, the Compensation Committee may also award special bonuses from time to time, paid in cash or in units. The Compensation Committee did not award any special bonuses to our NEOs during 2020.
Determination of Annual Incentive Target Opportunities
Following EPPA's updated 2018 analysis of Total Direct Compensation, and after consultation with EPPA and the Chairman (with respect to the CEO) and the CEO (with respect to each other NEO), the Compensation Committee raised the annual incentive bonus targets for 2018 for Mr. Shoaf and Ms. Brown from 60% to 65%, for Ms. Perry and Mr. Oliver from 55% to 60% and retained Mr. Barron's existing 100% annual incentive bonus target. The Compensation Committee has not made any adjustments to our NEOs' annual incentive bonus targets since 2018. The following table shows each NEO's annual incentive bonus target for the fiscal year ended December 31, 2020 (expressed as a percent of base salary paid).

Name	Annual Incentive Bonus Target (% of base salary paid)
Barron	100
Shoaf	65
Brown	65
Perry	60
Oliver	60
As illustrated in the table above, each NEO has an annual incentive opportunity generally based on a stated percentage of his or her salary paid that year. The target amount is awarded for achieving a 100% score on our performance goals under the Annual Bonus Plan. For example, in a year with a 100% score on our performance goals, an NEO paid $200,000 with a target annual incentive opportunity equal to 60% of his base salary paid would be eligible to receive a bonus of $120,000 based on those performance goals.
Once the performance goals have been reviewed and measured, the Compensation Committee has the authority to exercise its discretion in evaluating NuStar Energy's performance. In exercising this discretionary judgment, the Compensation Committee considers such relevant performance factors as growth, attainment of strategic objectives, acquisitions and divestitures, safety and environmental compliance, as well as other factors that it may deem relevant from time to time. This discretionary judgment may result in an increase or decrease to the aggregate earned award applicable to all employees that is based upon the attainment of NuStar Energy's annual performance goals.
The CEO develops individual annual incentive bonus recommendations for the other NEOs based upon the methodology described above. In addition, both the CEO and the Compensation Committee may make adjustments to the recommended annual incentive bonus amounts for those other NEOs based upon an assessment of an individual's performance and contributions to NuStar Energy. The CEO and the Compensation Committee also review and discuss each NEO's bonus on a case-by-case basis, considering such factors as teamwork, leadership, individual accomplishments and initiative, and may adjust the bonus awarded to a specific NEO to reflect these factors.
The bonus target for the CEO is decided solely by the Compensation Committee. The Chairman of the Board recommends the annual incentive bonus amount for the CEO, and the Compensation Committee may make discretionary adjustments to the calculated level of bonus for the CEO based upon its independent evaluation of the CEO's performance and contributions.

Company Performance Objectives
As the Compensation Committee monitored the ongoing impact of the COVID-19 pandemic on the economy generally and on the energy industry and NuStar Energy more specifically during 2020, the Compensation Committee deferred its consideration of 2020 annual incentive bonus targets. In July 2020, the Compensation Committee approved the performance measures and weightings for purposes of the 2020 annual incentive bonus for all employees, including our NEOs, set forth below, which were the same performance measures and weightings that were used for purposes of the 2019 annual incentive bonus. The Compensation Committee felt that it was appropriate to retain the same four performance measures to continue to focus all employees, including our NEOs, on improving NuStar Energy's key financial metrics while maintaining an emphasis on safety and environmental performance, as the challenges posed by the pandemic reinforce the continued importance of these key priorities for NuStar Energy.

Performance Measure	Weighting (%)
Adjusted EBITDA compared to budget	40
Adjusted DCF compared to budget	40
Adjusted operating and general and administrative expense compared to budget	10
Safety and environmental performance	10
Total	100
For purposes of determining the performance level achieved against each of the performance measures for the 2020 annual incentive bonus, the Compensation Committee approved the performance targets set forth below on July 23, 2020. For the three financial performance measures, 2020 performance is compared to NuStar Energy's 2020 budget, which was approved by the Board during the fourth quarter of 2019. The Compensation Committee did not modify NuStar Energy's previously approved 2020 budget amounts to reflect any adjustments for the impact of the COVID-19 pandemic or the decline in oil prices. The level of performance achieved against the safety and environmental performance measure for 2020 is determined after the end of 2020 following the Compensation Committee's review of NuStar Energy's overall safety and environmental performance.

Adjusted EBITDA Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
110	150
120	200

Adjusted DCF Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
110	150
120	200

Adjusted Operating and General and Administrative Expense Compared to Budget (%)	Percentage Earned (%)
80	200
90	150
100	100
110	50
Adjusted EBITDA, Adjusted DCF and Adjusted operating and general and administrative expense are non-GAAP financial measures of performance derived from our financial statements.
To determine 2020 Adjusted EBITDA, we first calculated earnings before interest, taxes and depreciation and amortization (EBITDA) by adjusting our net income for interest expense, income tax expense and depreciation and amortization expense.

We then made adjustments to EBITDA for the effect of (1) certain compensation expenses, (2) certain non-operational financing expenses and (3) certain other non-cash items, including non-cash gains or losses or impairment charges, to arrive at Adjusted EBITDA.
Adjusted DCF for 2020 was determined for this purpose by adjusting our net income for non-cash items, including depreciation and amortization expense, unrealized gains and losses arising from certain derivative contracts, impairment charges and losses related to dispositions. We then made additional adjustments, consisting of (1) subtracting the amount of reliability capital expenditures, (2) adding certain compensation expenses, (3) adding or subtracting, as applicable, certain cash receipts and disbursements not included in net income, (4) subtracting the distributions and other costs related to our preferred units and (5) adjusting for certain non-operational financing expenses, to arrive at Adjusted DCF.
Adjusted operating and general and administrative expense for 2020 was calculated for this purpose by making adjustments to operating and general and administrative expense related to (1) certain compensation expenses, (2) certain other non-cash items, including non-cash impairment charges, (3) certain expenses for which we receive full reimbursement and (4) insurance payments that offset certain operating expenses.
Determination of 2020 Annual Incentive Bonus Awards
For the 2020 annual incentive bonus determination, on January 28, 2021, the Compensation Committee determined that NuStar Energy attained the performance levels set forth in the table below with respect to the 2020 performance measures. To determine the percentage earned with respect to the safety and environmental performance measure for 2020, the Compensation Committee considered the measures undertaken by NuStar Energy to continue safe operations and protect employees, as well as NuStar Energy's continued strong overall safety and environmental performance, even with the uncertainty and difficult conditions presented by the pandemic during 2020. As described above under “2020 Performance,” we promptly took numerous actions to continue safe operations and maintain a safe work environment for our employees, including revising work schedules and implementing work from home policies, enhancing cleaning protocols, providing personal protective equipment, restricting travel and adopting COVID-19 testing and self-screening. As a result of these actions, based on OSHA’s reporting requirements, NuStar Energy had no confirmed work-related transmissions of COVID-19 and no COVID-19 related curtailments of services during 2020. In addition, despite the challenges posed by the pandemic, our safety statistics were substantially better than the most recent statistics reported by the BLS for the bulk terminals industry and the pipeline transportation industry.

Performance Measure	Budget ($ in thousands)	Actual ($ in thousands)	Actual Performance Compared to Budget (%)	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
Adjusted EBITDA	769,107	745,745	97	85	40	34
Adjusted DCF	398,785	348,640	87	37	40	15
Adjusted operating and general and administrative expense	514,591	474,113	92	139	10	14
Safety and environmental performance	N/A	N/A	N/A	200	10	20
Total						83

At its January 28, 2021 meeting, based on its review of the performance levels attained against the 2020 performance measures as set forth above and its review of each NEO's individual performance during 2020, the Compensation Committee approved 2020 annual incentive bonus awards for our NEOs in the dollar amounts set forth in the table below, reflecting performance at 83% of target as set forth above.

Name	Annual Incentive Bonus for 2020 ($)
Barron	612,125
Shoaf	228,316
Brown	231,203
Perry	194,519
Oliver	192,004

The Compensation Committee approved the payment of the 2020 annual incentive bonus amounts for all of our employees, including our NEOs, in cash. The annual incentive bonus amounts for our NEOs are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2020.
Long-Term Incentive Awards
We provide NuStar Energy common unit-based, long-term incentive compensation to employees, including our NEOs, and to non-employee directors through the 2019 LTIP, which was approved by our unitholders at our annual meeting in April 2019. The 2019 LTIP provides for NuStar Energy common unit awards and a variety of NuStar Energy common unit-based awards, including unit options, phantom or restricted units and performance awards. Long-term incentive awards vest over a period determined by the Compensation Committee, with performance awards vesting upon the achievement of performance goals.
Under the design of our long-term incentive awards, a target long-term incentive award opportunity expressed as a percentage of base salary is established for each participant, including each NEO. This percentage reflects the fair value of the awards to be granted.
Following EPPA's 2018 analysis of our NEO's Total Direct Compensation, the Compensation Committee increased the long-term incentive targets for Mr. Barron from 250% to 325%, for Ms. Perry from 110% to 150% and for Mr. Oliver from 125% to 130%, and retained the existing 180% targets for Mr. Shoaf and Ms. Brown. The Compensation Committee has not made any adjustments to our NEOs' long-term incentive targets since 2018, with the exception of an increase in Mr. Oliver's long-term incentive target from 130% to 150% following his January 2020 promotion to Executive Vice President. The following table shows each NEO's long-term incentive target for 2020 (expressed as a percent of base salary).

Name	Long-Term Incentive Target (% of base salary)
Barron	325
Shoaf	180
Brown	180
Perry	150
Oliver	150
The Compensation Committee allocates a percentage of long-term incentive award value to performance-based awards and a percentage to awards that focus on retention and increasing ownership levels of executive officers (including our NEOs). Since 2011, the target levels of long-term incentive award value have been allocated in the following manner:
•35% performance awards; and
•65% restricted units.
The Compensation Committee reviews and approves long-term incentive grants for each of the NEOs. The CEO develops individual grant recommendations for the other NEOs based upon the methodology described above, but both the CEO and the Compensation Committee may make adjustments to the recommended grants for such other NEOs based upon an assessment of an individual's performance and contributions to NuStar Energy. Grants to the CEO are decided solely by the Compensation Committee following the methodology described above. The Chairman of the Board makes grant recommendations for the CEO, and the Compensation Committee may make discretionary adjustments to the calculated level of long-term incentives for the CEO based upon its independent evaluation of the CEO's performance and contributions.

Performance Awards
Form of Performance Awards. Performance awards may be granted in the form of performance units or performance cash awards. Performance awards comprise approximately 35% of each NEO's total long-term incentive target. The value of each performance award is determined by multiplying the annual base salary rate by the NEO's long-term incentive target percentage, and then multiplying that product by 35%. For performance unit awards, that product is then divided by the assumed value of an individual unit, which is the product of (x) the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved and (y) a factor reflecting the risk that the award might be forfeited.
Historically, the Compensation Committee has granted performance awards in the form of performance units, which are satisfied in units if they vest. As the Compensation Committee considered the devastating impact of the COVID-19 pandemic on the economy, the Compensation Committee also considered the fact that the price for NuStar Energy's common units (as with the market prices for the equity of other energy companies) was further negatively impacted by the significant decline in demand for, and the price of, crude oil. In light of these factors and the ongoing uncertainty caused by the pandemic, and to conserve units available for other awards under the 2019 LTIP during a low unit price environment, the Compensation Committee granted the 2020 performance awards in the form of performance cash awards. Although performance cash awards are denominated in U.S. dollars at the time of grant, the terms of performance cash awards are otherwise comparable to the performance unit awards granted by the Compensation Committee in 2019, and the Compensation Committee retained the flexibility to decide at the time of vesting whether to deliver the value covered by the performance cash awards in the form of cash, common units or a combination thereof. Granting the 2020 performance awards in the form of performance cash awards provided the Compensation Committee with the flexibility to continue to monitor NuStar Energy's unit price and the economic environment during the performance period and prior to vesting while retaining the ability to satisfy the awards through common units at vesting, as has been the practice historically, if deemed appropriate by the Compensation Committee at the time of vesting.
On July 23, 2020, the Compensation Committee awarded performance cash awards at the target values set forth below for our NEOs pursuant to the 2019 LTIP:

Name	Performance Cash Awards ($)
Barron	910,000
Shoaf	262,647
Brown	265,986
Perry	202,125
Oliver	199,500
Performance awards are earned only upon NuStar Energy's achievement of the performance measures established by the Compensation Committee for the performance period. The Compensation Committee believes this type of incentive award strengthens the tie between each NEO's pay and our performance.
Performance Measures. For 2020, the Compensation Committee determined that all performance awards eligible to vest with respect to 2020 performance, including with respect to the 2020 performance periods for the 2018 and 2019 performance awards, would vest based on two objective performance measures: NuStar Energy's total unitholder return (TUR) as compared with the TUR of the other companies in the Compensation Comparative Group and NuStar Energy's DCR performance, weighted as set forth below. The Compensation Committee retained the same two objective performance measures and weightings as used for the 2019 performance awards.

Performance Measure	Weighting (%)
TUR	50
DCR	50
Total	100
The Compensation Committee believes that, following the significant changes undertaken by NuStar Energy during 2018, the combination of these two equally weighted, objective performance measures (TUR and DCR) focuses our NEOs on both NuStar Energy's longer-term performance relative to its peer companies as well as NuStar Energy's absolute performance against a key financial goal. To reflect NuStar Energy's performance as compared to the Compensation Comparative Group since the completion of the Merger, the Compensation Committee determined that the 2020 TUR performance period would be from July 31, 2018 through December 31, 2020, while the 2020 DCR performance period would be the 2020 calendar year to tie more directly to NuStar Energy's financial performance for 2020.
After the end of the performance period, the TUR for each company in the Compensation Comparative Group is determined based on its total return to its unitholders or shareholders, based upon the growth in its unit or share price, as well as its cash distributions to its holders, during the performance period, and performance is ranked by quartile.
For purposes of determining the performance level achieved against each performance measure for the 2020 performance periods, the Compensation Committee approved the following benchmarks on July 23, 2020:

NuStar Energy's TUR Position	TUR Vesting Percentage (%)
4th Quartile	—
3rd Quartile	50
2nd Quartile	100
1st Quartile	150
If NuStar Energy's TUR is the highest achieved in the 1st Quartile	200

DCR	Percentage Earned (%)
1.38 : 1	50
1.53 : 1	100
1.68 : 1	150
1.83 : 1	200
DCR is a non-GAAP financial measure of performance derived from our financial statements. DCR was determined for this purpose by dividing Adjusted DCF (described above under "Bonus Awards—Company Performance Objectives") by the distributions applicable to common limited partners contained in NuStar Energy's 2020 budget, which was approved by the Board during the fourth quarter of 2019. As such, the DCR calculation for this performance measure did not benefit from the impact of the common unit distribution reduction during 2020.
If performance falls between the benchmarks established by the Compensation Committee for the applicable performance period, the percentage vesting with respect to that performance measure during the performance period is determined through straight-line interpolation. The Compensation Committee retains the full discretion to vest up to 200% of performance awards available for vesting, regardless of the performance level attained against the performance measures established for the applicable performance period. Any performance awards not earned at target in a given performance period will be carried forward (the Carried Forward Units) for one additional performance period, with up to 100% of such Carried Forward Units having the opportunity to vest based upon NuStar Energy's performance in the following performance period.
Performance awards vest in three annual increments (or tranches). As illustrated in the table below, one third of each of the 2018, 2019 and 2020 performance awards was eligible to vest based upon our TUR and DCR performance measures during the 2020 performance periods. There were no Carried Forward Units from the 2018 or 2019 performance awards eligible to vest with respect to the 2020 performance periods.

Award	Tranche Eligible to Vest
2018 Performance Unit Award	3rd
2019 Performance Unit Award	2nd
2020 Performance Cash Award	1st
On January 28, 2021, for the applicable 2020 performance periods, the Compensation Committee determined that NuStar Energy achieved TUR performance in the first quartile for all remaining public companies in the Compensation Comparative Group and achieved a DCR of 1.34 : 1. Accordingly, pursuant to the award terms, the performance awards available to vest under the applicable tranche for each of the 2018 performance unit awards, 2019 performance unit awards and 2020 performance cash awards with respect to the 2020 performance periods vested at 93%, determined as follows:

Performance Measure	Target	Actual	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
DCR	1.53 : 1	1.34 : 1	36	50	18
TUR	N/A	1st Quartile	150	50	75
Total					93
As described above under "Form of Performance Awards," performance unit awards are settled in common units upon vesting while performance cash awards are settled in cash, unless the Compensation Committee decides at vesting to settle the performance cash awards in the form of common units. On January 28, 2021, the Compensation Committee decided to settle the performance cash awards that vested with respect to 2020 performance in the form of fully vested common units pursuant to the 2019 LTIP, consistent with the manner in which performance unit awards are settled, thus reinforcing the alignment between our NEO's interests and those of our unitholders. As provided in the performance cash award agreements, the number of common units used to satisfy the vested performance cash awards was determined based on the closing price of a NuStar Energy common unit on the NYSE on the January 28, 2021 vesting date. The dollar value of those units are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2020.
Restricted Units
Restricted units comprise approximately 65% of each NEO's total long-term incentive target. No units are issued at the time of grant and restricted unit awards represent the right to receive common units upon vesting. The awards are calculated from an assumed unit value based on the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved.
For 2020, approximately 53% of our employees received restricted unit awards. Restricted unit awards for our U.S. employees, including our NEOs, vest over five years in equal increments on the anniversary of the grant date, and common unit distribution equivalents are paid in cash quarterly for all unvested restricted units. Due to the continuing low unit price environment associated with the pandemic and the ongoing economic uncertainty, the number of our common units required to satisfy the calculated value of our 2020 annual restricted unit awards increased as compared to the 2019 annual awards. Accordingly, to preserve NuStar Energy's cash while still maintaining distribution equivalent value relatively comparable to 2019, the Compensation Committee determined that all employees receiving 2020 annual restricted unit awards, including our NEOs, would receive distribution equivalent payments with respect to those 2020 annual awards equal to the product of the number of restricted units granted to the employee that remain outstanding and unvested as of the record date for such quarter and 0.40 times the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units.
The 2020 annual restricted unit awards were approved by the Compensation Committee on October 20, 2020. The Compensation Committee determined that the grants would be made under the 2019 LTIP effective on November 16, 2020, following the public disclosure of NuStar Energy's third quarter 2020 results and consistent with the restricted unit grant date in previous years. The following table sets forth the number of restricted units granted to each of our NEOs in 2020.

Name	Restricted Unit Awards (#)
Barron	160,000
Shoaf	47,050
Brown	47,645
Perry	36,170
Oliver	35,705
Perquisites and Other Benefits
Perquisites
We provide only minimal perquisites to our NEOs. Each of our NEOs received federal income tax preparation services and personal liability insurance in 2020. For more information on perquisites, see the Summary Compensation Table and its footnotes.

Other Benefits
We offer group medical, life, dental and disability insurance to provide our employees (including our NEOs) affordable coverage at group rates. Our NEOs are eligible for the same benefit programs available to all of our other U.S. employees (other than as may be required by collective bargaining agreements), including our pension plans, 401(k) thrift plan (the Thrift Plan), as well as other insurance and supplemental plans chosen and paid for by employees who desire additional coverage. Our NEOs and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below under "Post-Employment Benefits."
Post-Employment Benefits
Pension Plans
For a discussion of our Pension Plan, as well as the Excess Pension Plan, please see the narrative description accompanying the table entitled "Pension Benefits for the Year Ended December 31, 2020."
Nonqualified Deferred Compensation Plan (Excess Thrift Plan)
The Excess Thrift Plan provides unfunded benefits to those employees whose annual additions under the Thrift Plan are subject to the limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the Code), and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Code, which limits the amount of an employee's annual compensation that may be taken into account under that plan. The Excess Thrift Plan is comprised of two separate components, consisting of (1) an "excess benefit plan" as defined under Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and (2) a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan consists of a separate plan for purposes of Title I of ERISA. To the extent a participant's annual total compensation exceeds the compensation limits for the calendar year under Section 401(a)(17) of the Code ($285,000 for 2020) or a participant's annual additions under the Thrift Plan are limited by the maximum annual additions permitted under Section 415 of the Code ($57,000 for 2020), the participant's Excess Thrift Plan account is credited with that number of hypothetical NuStar Energy units that could have been purchased with the difference between:
•the total company matching contributions that would have been credited to the participant's account under the Thrift Plan had the participant's contributions not been limited pursuant to Section 401(a)(17) and/or Section 415; and
•the actual company matching contributions credited to such participant's account under the Thrift Plan.
Participants vest in the amounts credited to their account under the Excess Thrift Plan on the same vesting schedule as under the Thrift Plan. The full amount of a participant's vested account under the Excess Thrift Plan is payable to the participant in a single lump sum cash payment within 90 days following the earlier of the participant's: (1) "separation from service" (as defined in Section 409A of the Code), (2) death or (3) disability. Distributions upon separation from service for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code.
Each of our NEOs participated in the Excess Thrift Plan in 2020.
Change of Control Severance Arrangements
We initially entered into change of control severance agreements with each of our NEOs in, or prior to, 2007. The change of control severance agreements are intended to ensure the continued availability of these executives in the event of certain transactions culminating in a "change of control" as defined in the agreements. The change of control severance agreements have three-year terms and are automatically extended for one year upon each anniversary unless we give notice not to extend. If a "change of control" (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the NEO's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control.
The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. Compensation and benefits under the agreements are triggered upon the occurrence of any of the following in connection with a change of control:
•termination of employment by the employer other than for "cause" (as defined in the agreements), death or disability;

•termination by the NEO for "good reason" (as defined in the agreements);
•termination by the NEO other than for "good reason"; and
•termination of employment because of death or disability.
These triggers were designed to ensure the continued availability of these executives following a change of control, and to compensate them at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control.
The following table sets forth the severance multiple applicable to each NEO, based on his or her officer position.

Name	Applicable Officer Position	Severance Multiple
Barron	Chief Executive Officer	3
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Executive Vice President	2.5
When determining the amounts and benefits payable under the agreements, the Compensation Committee sought to secure compensation that is competitive in our market in order to recruit and retain executive officer talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies. For more information regarding payments and benefits that may be provided under our change of control severance arrangements, see our disclosures below under the caption "Potential Payments upon Termination or Change of Control."
Employment Agreements
None of the NEOs have employment agreements, other than the change of control severance agreements described above. As a result, in the event of a termination, retirement, death or disability that is not related to a change of control, an NEO will only receive the compensation or benefits to which he or she would be entitled under the terms of the defined contribution, defined benefit, medical or long-term incentive plans, as applicable.
Impact of Accounting Treatment
Restricted Units
Our restricted unit awards are considered "phantom" units, as they represent the right to receive our common units upon vesting. We account for restricted units expected to result in the issuance of our common units upon vesting as equity-classified awards. The restricted units granted to our U.S. employees (including our NEOs) generally vest over five years and the restricted units granted to non-employee directors generally vest over three years. We record compensation expense ratably over the vesting period based on the fair value of the units at the grant date (for U.S. employees, including our NEOs, and non-employee directors). Common unit distribution equivalents paid with respect to outstanding, unvested equity-classified restricted units reduce equity, similar to cash distributions to unitholders. Restricted units awarded to international employees are liability-classified awards that are cash-settled and measured at fair value based on the common unit price at each reporting period.
Performance Awards
Performance awards may be granted in the form of performance units or performance cash awards. Performance awards vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee for the applicable performance periods. Therefore, under applicable accounting standards, a tranche of performance awards is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Performance unit awards represent the right to receive common units and are equity-classified awards. Performance unit awards are measured at the grant date fair value once the performance measures are established for a specific tranche. In addition, since performance unit awards do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to common unitholders during the vesting period. Performance cash awards are accounted for as a liability but may be settled in common units. For performance awards, we record compensation expense ratably for each vesting tranche over its service period if it is probable that the specified performance measures will be achieved. Additionally, changes in the actual or estimated outcomes that affect the quantity of performance awards expected to be converted into common units or paid in cash are recognized as a cumulative adjustment.

Unit Awards
Unit awards are equity-classified awards of fully vested common units. The fair value of the unit awards is determined using the market value of our common units on the grant date.
Compensation-Related Policies
Unit Ownership Guidelines
We believe that ownership of NuStar Energy units aligns the interests of our directors and executives with those of our unitholders. We have long emphasized and reinforced the importance of unit ownership among our executives and directors, and our Board has approved the unit ownership and retention guidelines described below.
Non-Employee Director Unit Ownership Guidelines
During their service as a Board member, non-employee directors are expected to acquire and hold NuStar Energy units with an aggregate value of at least two times their annual cash retainer. Directors have five years from their initial election to the Board to meet the target unit ownership guidelines, and they are expected to continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2020, each of our directors exceeded the ownership levels set forth in the unit ownership guidelines.
Officer Unit Ownership Guidelines
Unit ownership guidelines for the officer positions set forth below are as follows:

Officer	Value of NuStar Energy Units Owned
CEO/President	4.0x base salary
EVP serving on CEO's officer committee	3.0x base salary
SVP serving on CEO's officer committee	2.0x base salary
VP serving on CEO's officer committee	1.0x base salary
The officers subject to the unit ownership and retention guidelines, including each of our NEOs, are expected to meet the applicable guidelines within five years of becoming subject to the guidelines or receiving a subsequent promotion corresponding to a higher multiple in the table above, and are expected to continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2020, each of our NEOs exceeded the ownership levels set forth in the unit ownership guidelines.
Unit Ownership
For purposes of satisfying the unit ownership guidelines, the following units are considered owned:
•units owned directly;
•units owned indirectly through possession of the right to sell, transfer and/or vote such units; and
•unvested restricted or phantom units granted under a long-term incentive plan.
Unexercised unit options and unvested performance units are not considered owned for purposes of satisfying the unit ownership guidelines.
Policies regarding Insider Trading and Hedging
We have a written policy prohibiting all members of our Board and all of our employees, including our officers, from purchasing or selling securities of NuStar Energy while in possession of material, nonpublic information or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. All members of our Board, our officers and certain of our other employees also are prohibited from trading in our securities for the period beginning on the last business day of each calendar quarter through the first business day following our disclosure of our quarterly or annual financial results. Our policy also prohibits all members of our Board and all of our employees, including our officers, from purchasing, selling or writing calls, puts or options on our securities. In addition, all members of our Board, our officers and certain of our other employees must receive prior consent from our Chief Executive Officer (or, in the case of our Chief Executive Officer, from the Chair of the Audit Committee) before entering into a margin loan or other financing arrangement involving our securities.

EVALUATION OF COMPENSATION RISK
The Compensation Committee has focused on aligning our compensation policies with the long-term interests of NuStar Energy and avoiding short-term rewards for management decisions that could pose long-term risks to NuStar Energy. As described above in "Compensation Discussion and Analysis," the primary elements of our compensation program are base salary, annual incentive bonus and long-term incentives. We believe that our compensation program appropriately balances cash with equity-based compensation and fixed compensation with short- and long-term incentives such that no single pay element would motivate unnecessary risk taking.
NuStar Energy's compensation program is structured so that base salaries provide a fixed level of competitive pay that reflects the individual's primary duties and responsibilities, and a considerable amount of our management's compensation is tied to NuStar Energy's long-term fiscal health. Annual bonuses, including executive bonuses, typically are determined with reference to performance measures selected by the Compensation Committee and applicable to all employees, as well as the Compensation Committee's review of each individual executive's performance. Historically, our long-term incentives have taken the form of performance awards and restricted units that typically vest over three- and five-year periods, respectively, which we believe serves to align our employees' interests with the long-term goals of NuStar Energy. No business group or unit is compensated differently than any other, regardless of profitability. As described above in "Compensation Discussion and Analysis," there also is a maximum annual bonus level and a maximum performance award that may be earned, based on the performance of NuStar Energy relative to performance measures selected by the Compensation Committee. Accordingly, we believe that our compensation policies encourage employees to operate our business in a fundamentally sound manner, align our executives' interests with those of our unitholders and do not create incentives to take risks that are reasonably likely to have a material adverse effect on NuStar Energy.

SUMMARY COMPENSATION TABLE
The following table provides a summary of compensation paid for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving during 2020. For each NEO, the table shows the NEO's current position and the amounts earned for services rendered to us in all capacities in which the NEO served during the periods presented for that NEO.

Name and Principal Position	Year	Salary ($)	Unit Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	TOTAL ($)
Bradley C. Barron President and Chief Executive Officer	2020	737,500	2,213,621	894,227	246,179	48,789	4,140,316
	2019	662,500	2,413,915	1,005,412	276,677	42,616	4,401,120
	2018	607,825	2,146,869	705,671	1,952	38,813	3,501,130
Thomas R. Shoaf Executive Vice President and Chief Financial Officer	2020	423,200	675,857	309,739	188,311	29,931	1,627,038
	2019	410,950	769,070	402,825	175,046	27,523	1,785,414
	2018	371,267	835,772	279,751	1,516	27,412	1,515,718
Mary Rose Brown Executive Vice President and Chief Administrative Officer	2020	428,550	687,878	313,671	195,638	30,252	1,655,989
	2019	416,100	789,055	407,878	168,262	31,307	1,812,602
	2018	395,567	791,870	298,062	3,406	26,151	1,515,056
Amy L. Perry Executive Vice President–Strategic Development and General Counsel	2020	390,600	502,980	257,188	97,577	26,985	1,275,330
	2019	355,200	521,116	321,405	102,753	24,178	1,324,652
	2018	319,058	564,774	221,930	6,084	21,560	1,133,406
Daniel S. Oliver Executive Vice President–Business Development and Engineering	2020	385,550	498,516	253,859	144,622	27,672	1,310,219
	2019	350,150	481,720	316,825	187,023	23,877	1,359,595
	2018	334,100	514,002	242,480	—	22,462	1,113,044
(1)The amounts reported represent the aggregate grant date fair value of grants of restricted units (for 2020, 2019 and 2018), performance units (for 2020, 2019 and 2018) and fully vested common units (for 2018), as described below.
Restricted Units
The grant date fair value for restricted units presented in the Summary Compensation Table above was determined by multiplying the number of restricted units granted by the NYSE closing unit price of NuStar Energy common units on the date of grant.
Performance Units
Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measures are established for a specific tranche.
The grant date fair value presented in the Summary Compensation Table above includes the fair value of each tranche of performance units for which the Compensation Committee established performance measures during that year. Accordingly, as illustrated in the table below and described in "Compensation Discussion and Analysis" above:
•the amount reported for 2020 includes the one tranche of each of the 2018 and 2019 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee on July 23, 2020 with respect to 2020 performance; as described in footnote (2) below, the one tranche of the 2020 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee on July 23, 2020 with respect to 2020 performance is reported in the "Non-Equity Incentive Plan Compensation" column for 2020;
•the amount reported for 2019 includes the one tranche of each of the 2017, 2018 and 2019 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee on July 24, 2019 with respect to 2019 performance; and

•the amount reported for 2018 includes the Carried Forward Units and the one tranche of each of the 2016, 2017 and 2018 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee on July 23, 2018 with respect to 2018 performance.

Tranche Considered "Granted"
Award	In 2020 with respect to 2020 Performance Measures	In 2019 with respect to 2019 Performance Measures	In 2018 with respect to 2018 Performance Measures
2016 Performance Unit Award	N/A	N/A	3rd
2017 Performance Unit Award	N/A	3rd	2nd
2018 Performance Unit Award	3rd	2nd	1st
2019 Performance Unit Award	2nd	1st	N/A
Carried Forward Units	N/A	N/A	All Units
The grant date fair value of the performance units was determined by multiplying the probable number of Carried Forward Units eligible to vest with respect to 2018 performance and the probable number of performance units for all tranches eligible to vest with respect to 2020, 2019 and 2018 performance (as illustrated in the table above), respectively, by the NYSE closing unit price of NuStar Energy common units on the grant date, reduced by the per unit value of distributions not paid on performance units prior to vesting.
If the maximum number of performance units (100% for the Carried Forward Units and 200% for the other tranches considered granted in 2020, 2019 and 2018) had been used to determine the grant date fair value of performance units, the grant date fair value for performance units presented in the Summary Compensation Table for the 2020, 2019 and 2018 periods for each of our NEOs would have been as set forth in the table below:

Name	Grant Date Fair Value Based on Maximum Number of Performance Units
	2020 ($)	2019 ($)	2018 ($)
Barron	555,243	1,382,630	942,214
Shoaf	213,104	541,041	422,209
Brown	222,747	568,379	454,776
Perry	130,647	323,908	218,813
Oliver	132,972	349,621	296,061

Units
Our NEOs received special bonuses in the form of fully vested NuStar Energy common units in July 2018. The grant date fair value for the special bonus unit awards included in the Summary Compensation Table for 2018 was determined by multiplying the number of units granted by the NYSE closing unit price of NuStar Energy common units on the date of grant.

Please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards" and "Compensation Discussion and Analysis—Impact of Accounting Treatment" above and Note 23 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020 for additional information regarding the vesting schedules and the assumptions made in the valuation.

(2)The amounts reported as "Non-Equity Incentive Plan Compensation" reflect:
•for 2020:
◦the annual incentive bonus amounts with respect to 2020 performance; and
◦the one tranche of the 2020 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee on July 23, 2020 with respect to 2020 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (as provided in the award agreements, the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the January 28, 2021 vesting date);
•for 2019, the annual incentive bonus amounts with respect to 2019 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the February 11, 2020 grant date); and
•for 2018, the annual incentive bonus amounts with respect to 2018 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the NuStar GP Holdings, LLC Long-Term Incentive Plan (the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the February 11, 2019 grant date).

Any annual incentive bonus amounts are paid in February of each year with respect to performance during the immediately preceding year.

For additional information regarding the amounts reported, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards" and "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards." For an explanation of the amount of salary and bonus in proportion to total compensation, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Relative Size of Primary Elements of Compensation."
(3)The amounts reported reflect the amounts attributable to the aggregate change in the actuarial present value of each NEO's accumulated benefit under our defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans). For Mr. Oliver, the actuarial present value of his accumulated benefit under our defined benefit and actuarial pension plans declined by $23,034 between December 31, 2017 and December 31, 2018. However, because SEC regulations do not permit the inclusion of a negative number, the amount of this decline is not reported in the Summary Compensation Table for Mr. Oliver for 2018.
None of the NEOs received any above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified during the periods presented.
(4)The amounts reported in this column for 2020 consist of the following for each NEO:

Name	Company Contribution to Thrift Plan ($)	Company Contribution to Excess Thrift Plan ($)	Tax Preparation ($)	Personal Liability Insurance ($)	TOTAL ($)
Barron	17,100	27,150	2,500	2,039	48,789
Shoaf	17,100	8,292	2,500	2,039	29,931
Brown	13,722	11,991	2,500	2,039	30,252
Perry	17,100	5,346	2,500	2,039	26,985
Oliver	17,100	6,033	2,500	2,039	27,672

PAY RATIO
As required by SEC regulations, we are providing the following information regarding the ratio of the annual total compensation of our President and Chief Executive Officer, Mr. Barron, to the median of the annual total compensation of our employees for our last completed fiscal year.
For 2020:
•the median of the annual total compensation of all of our employees (other than our President and Chief Executive Officer) was $121,576; and
•the annual total compensation of our President and Chief Executive Officer, as reported in the Summary Compensation Table above, was $4,140,316.
Accordingly, for 2020, the ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median employee was 34 to 1.
To determine our median employee, we identified each individual employed by us on December 31, 2020 (our Determination Date), and, for each individual employed by us on the Determination Date, we examined each of the following elements of compensation (which we refer to as the Total Comparable Compensation) that we paid those employees during 2020:
•salary, wages and any overtime paid during 2020;
•any bonus awards paid during 2020; and
•the grant date fair value of any restricted units awarded during 2020.
On December 7, 2020, we sold two terminals in Texas City, Texas. As a result of the sale, our total number of employees decreased by 55. Accordingly, we selected December 31 as our Determination Date for 2020 (instead of using the December 1 determination date used to determine our median employee for 2019) to more accurately reflect our continuing employee base following the sale of the Texas City terminals. As of our Determination Date, we had 1,408 employees located in two countries. After identifying the median employee based on Total Comparable Compensation, we calculated the annual total compensation for the median employee for 2020 using the same methodology we use to calculate the annual total compensation for our NEOs for 2020, as set forth in the Summary Compensation Table above. We did not make any assumptions, adjustments or estimates to identify the median employee, to determine the Total Comparable Compensation for each employee or to determine the annual total compensation for the median employee.

GRANTS OF PLAN-BASED AWARDS
DURING THE YEAR ENDED DECEMBER 31, 2020
The following table provides information regarding grants of plan-based awards to our NEOs during 2020.

Name	Grant Date		Date of Approval by Compensation Committee of Equity-Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barron	N/A	(1)	N/A	N/A	737,500	1,475,000	—	—	—	—	—
	N/A	(2)	N/A	N/A	303,333	606,666	—	—	—	—	—
	7/23/2020	(3)	7/23/2020	—	—	—	N/A	21,016	42,032	—	277,621
	11/16/2020	(4)	10/20/2020	—	—	—	—	—	—	160,000	1,936,000
Shoaf	N/A	(1)	N/A	N/A	275,080	550,160	—	—	—	—	—
	N/A	(2)	N/A	N/A	87,549	175,098	—	—	—	—	—
	7/23/2020	(3)	7/23/2020	—	—	—	N/A	8,066	16,132	—	106,552
	11/16/2020	(4)	10/20/2020	—	—	—	—	—	—	47,050	569,305
Brown	N/A	(1)	N/A	N/A	278,558	557,115	—	—	—	—	—
	N/A	(2)	N/A	N/A	88,662	177,324	—	—	—	—	—
	7/23/2020	(3)	7/23/2020	—	—	—	N/A	8,431	16,862	—	111,374
	11/16/2020	(4)	10/20/2020	—	—	—	—	—	—	47,645	576,505
Perry	N/A	(1)	N/A	N/A	234,360	468,720	—	—	—	—	—
	N/A	(2)	N/A	N/A	67,375	134,750	—	—	—	—	—
	7/23/2020	(3)	7/23/2020	—	—	—	N/A	4,945	9,890	—	65,323
	11/16/2020	(4)	10/20/2020	—	—	—	—	—	—	36,170	437,657
Oliver	N/A	(1)	N/A	N/A	231,330	462,660	—	—	—	—	—
	N/A	(2)	N/A	N/A	66,500	133,000	—	—	—	—	—
	7/23/2020	(3)	7/23/2020	—	—	—	N/A	5,033	10,066	—	66,486
	11/16/2020	(4)	10/20/2020	—	—	—	—	—	—	35,705	432,031
(1)The amounts reported represent the target and maximum amounts that would potentially be payable to the NEOs as annual incentive bonus awards with respect to 2020 performance pursuant to the Annual Bonus Plan. The annual incentive bonus awards with respect to 2020 performance did not include a threshold amount that would potentially be payable to the NEOs. For the 2020 annual incentive bonus determination, the Compensation Committee considered the factors described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards." The actual bonus amounts paid with respect to 2020 performance are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(2)Performance awards may be granted in the form of performance units or performance cash awards. In 2020, the Compensation Committee awarded performance cash awards pursuant to the 2019 LTIP. Performance awards vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee during the applicable performance periods. The amounts presented in the table above with respect to the performance cash awards include the one tranche of the performance cash awards for which the Compensation Committee established performance measures on July 23, 2020 with respect to 2020 performance. For the 2020 performance periods, the performance cash awards available to vest under the first tranche of the 2020 awards vested at 93% based on the performance levels attained. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards" for a description of the vesting and other terms of the performance cash awards, the performance measures and the performance levels attained with respect to the 2020 performance periods.

(3)Performance awards may be granted in the form of performance units or performance cash awards. The Compensation Committee awarded performance units pursuant to the 2019 LTIP in 2019 and pursuant to the predecessor 2000 Long-Term Incentive Plan in 2018. Performance units vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee during the applicable performance periods. Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measures are established for a specific tranche. In addition, since the performance units granted do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to unitholders during the vesting period.
The estimated future payouts and the grant date fair value presented in the table above with respect to performance units includes each tranche of performance units for which the Compensation Committee established performance measures during 2020. For 2020, the amounts presented include the one tranche of each of the 2018 and 2019 performance unit awards that was subject to vesting based on the performance measures established by the Compensation Committee on July 23, 2020 with respect to 2020 performance, as illustrated in the table below:

Award	Tranche Considered "Granted" in 2020 With Respect to 2020 Performance Measures
2018 Performance Unit Award	3rd
2019 Performance Unit Award	2nd
For the 2020 performance periods, the performance units available to vest under the applicable tranche for each of the 2018 awards and 2019 awards vested at 93% based on the performance levels attained. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards" for a description of the vesting and other terms of the performance unit awards, the performance measures and the performance levels attained with respect to the 2020 performance periods. See "Compensation Discussion and Analysis—Impact of Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.
(4)The annual restricted unit awards were approved by the Compensation Committee on October 20, 2020, with a grant date of November 16, 2020. The restricted units were awarded pursuant to the 2019 LTIP and vest 1/5 annually over five years beginning on the first anniversary of the grant date. All employees receiving 2020 annual restricted unit awards are entitled to receive an amount in cash with respect to those 2020 annual awards equal to the product of (a) the number of restricted units granted to the employee that remain outstanding and unvested as of the record date for such quarter and (b) 0.40 times the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units. The number of restricted units awarded and the grant date fair value of such restricted units are reported in the table above. See "Compensation Discussion and Analysis—Impact of Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2020
The following table provides information regarding our NEOs' unvested restricted units and the target amount of our NEOs' unvested performance units as of December 31, 2020. The value of the restricted units and performance units reported below was determined by multiplying (1) the number of units reflected in the table by (2) $14.41 (the closing price of NuStar Energy common units on December 31, 2020). None of our NEOs had outstanding unit option awards as of December 31, 2020.

Name	Unit Awards
	Type of Award	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Barron	Performance Unit (1)	—	—	32,683	470,962
	Restricted Unit (2)	250,334	3,607,313	—	—
Shoaf	Performance Unit (3)	—	—	12,038	173,468
	Restricted Unit (4)	76,769	1,106,241	—	—
Brown	Performance Unit (5)	—	—	12,452	179,433
	Restricted Unit (6)	78,101	1,125,435	—	—
Perry	Performance Unit (7)	—	—	7,806	112,484
	Restricted Unit (8)	56,413	812,911	—	—
Oliver	Performance Unit (9)	—	—	7,477	107,744
	Restricted Unit (10)	54,271	782,045	—	—
(1)    Mr. Barron's target number of performance units consist of: 9,349 units awarded July 23, 2018; and 23,334 units awarded July 24, 2019.
Performance units are eligible to vest in three annual increments and are payable in common units. Performance units are earned only upon NuStar Energy's achievement of the performance measures established by the Compensation Committee for the performance period. Any performance units not earned at target in a given performance period are carried forward for one additional performance period, with up to 100% of such performance units carried forward having the opportunity to vest based upon NuStar Energy's performance in the following performance period. Upon vesting, performance units are converted into a number of common units based upon NuStar Energy's performance during the applicable performance period.
On January 28, 2021, the Compensation Committee determined that, based on the performance level attained for the applicable 2020 performance periods, the performance units available to vest with respect to 2020 performance under the 2018 awards and 2019 awards vested at 93% on January 28, 2021. If all unvested performance units reported in the table above vested at 200% (the maximum level for those awards), the number of performance units outstanding and the market value thereof as of December 31, 2020 would have been as set forth in the table below:

Name	Number of Units	Market Value ($)
Barron	65,366	941,924
Shoaf	24,076	346,935
Brown	24,904	358,867
Perry	15,612	224,969
Oliver	14,954	215,487
See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards" for a description of the vesting and other terms of the performance unit awards, the performance measures and the performance levels attained with respect to the 2020 performance periods.

(2)    Mr. Barron's restricted units consist of: 3,190 restricted units granted November 16, 2016; 9,594 restricted units granted November 16, 2017; 29,550 restricted units granted November 16, 2018; 48,000 restricted units granted November 16, 2019; and 160,000 restricted units granted November 16, 2020. All of Mr. Barron's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.
(3)    Mr. Shoaf's target number of performance units consist of: 4,094 units awarded July 23, 2018; and 7,944 units awarded July 24, 2019. The performance units vest in accordance with the description in footnote (1) above.
(4)    Mr. Shoaf's restricted units consist of: 1,429 restricted units granted November 16, 2016; 4,201 restricted units granted November 16, 2017; 10,197 restricted units granted November 16, 2018; 13,892 restricted units granted November 16, 2019; and 47,050 restricted units granted November 16, 2020. All of Mr. Shoaf's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.
(5)    Ms. Brown's target number of performance units consist of: 4,410 units awarded July 23, 2018; and 8,042 units awarded July 24, 2019. The performance units vest in accordance with the description in footnote (1) above.
(6)    Ms. Brown's restricted units consist of: 1,539 restricted units granted November 16, 2016; 4,526 restricted units granted November 16, 2017; 10,323 restricted units granted November 16, 2018; 14,068 restricted units granted November 16, 2019; and 47,645 restricted units granted November 16, 2020. All of Ms. Brown's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.
(7)    Ms. Perry's target number of performance units consist of: 2,084 units awarded July 23, 2018; and 5,722 units awarded July 24, 2019. The performance units vest in accordance with the description in footnote (1) above.
(8)    Ms. Perry's restricted units consist of: 751 restricted units granted November 16, 2016; 2,140 restricted units granted November 16, 2017; 7,344 restricted units granted November 16, 2018; 10,008 restricted units granted November 16, 2019; and 36,170 restricted units granted November 16, 2020. All of Ms. Perry's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.
(9)    Mr. Oliver's target number of performance units consist of: 2,589 units awarded July 23, 2018; and 4,888 units awarded July 24, 2019. The performance units vest in accordance with the description in footnote (1) above.
(10)    Mr. Oliver's restricted units consist of: 1,083 restricted units granted November 16, 2016; 2,658 restricted units granted November 16, 2017; 6,273 restricted units granted November 16, 2018; 8,552 restricted units granted November 16, 2019; and 35,705 restricted units granted November 16, 2020. All of Mr. Oliver's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

OPTION EXERCISES AND UNITS VESTED
DURING THE YEAR ENDED DECEMBER 31, 2020
The following table provides information regarding the vesting during 2020 of restricted units and performance unit awards held by our NEOs. None of our NEOs had outstanding unit option awards during 2020. The performance cash awards paid in the form of common units and described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards" are not reflected in the table below because the awards are reflected as non-equity incentive plan compensation in the Summary Compensation Table. For the value of such awards, see the Summary Compensation Table above.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barron	81,508 (2)	1,773,038
Shoaf	30,830 (3)	680,923
Brown	32,257 (4)	713,759
Perry	18,906 (5)	413,075
Oliver	19,989 (6)	440,815

(1)The value realized on vesting of restricted units and performance units was calculated by multiplying the closing price of NuStar Energy common units on the NYSE on the date of vesting by the number of units vested. The closing prices on the applicable dates are as follows:

Date	Closing Price ($)
January 30, 2020	28.20
November 16, 2020	12.10
(2)On January 30, 2020, 48,869 of Mr. Barron's performance units vested. On November 16, 2020, 32,639 of Mr. Barron's restricted units vested.
(3)On January 30, 2020, 19,123 of Mr. Shoaf's performance units vested. On November 16, 2020, 11,707 of Mr. Shoaf's restricted units vested.
(4)On January 30, 2020, 20,090 of Ms. Brown's performance units vested. On November 16, 2020, 12,167 of Ms. Brown's restricted units vested.
(5)On January 30, 2020, 11,448 of Ms. Perry's performance units vested. On November 16, 2020, 7,458 of Ms. Perry's restricted units vested.
(6)On January 30, 2020, 12,357 of Mr. Oliver's performance units vested. On November 16, 2020, 7,632 of Mr. Oliver's restricted units vested.

PENSION BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2020
We maintain a noncontributory defined benefit pension plan (the Pension Plan) in which most of our employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also maintain a noncontributory, non-qualified excess pension plan (the Excess Pension Plan), which provides eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to the Code's limits on (1) annual compensation that can be taken into account under qualified plans or (2) annual benefits that can be provided under qualified plans.
The following table provides information regarding the accumulated benefits of our NEOs under our pension plans during the year ended December 31, 2020.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Barron	Pension Plan	(2)	527,670	—
	Excess Pension Plan	(2)	973,409	—
Shoaf	Pension Plan	(2)	656,030	—
	Excess Pension Plan	(2)	674,775	—
Brown	Pension Plan	(2)	632,184	—
	Excess Pension Plan	(2)	830,901	—
Perry	Pension Plan	(2)	349,747	—
	Excess Pension Plan	(2)	153,047	—
Oliver	Pension Plan	(2)	496,491	—
	Excess Pension Plan	(2)	525,351	—
(1)The present values stated in the table above were calculated using the same interest rates and mortality tables we use for our financial reporting. The present values as of December 31, 2020 were determined using plan-specific discount rates (2.84% for the Pension Plan and 2.80% for the Excess Pension Plan) and the plans' earliest unreduced retirement age (age 62). The present values reflect post-retirement mortality rates based on the Pri-2012 Mortality Table projected using scale MP2020. No decrements were included for pre-retirement termination, mortality or disability. Where applicable, lump sums were determined based on three segment rates (0.53%, 2.31% and 3.09%), with the first segment rate used for benefits payable in the first five years from the valuation date, the second segment rate used for benefits payable starting in the next 15 years and the third segment rate used for benefits payable starting after 20 years, and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2019-67 for distributions in 2021.
(2)As of December 31, 2013, the final average pay formula used in the Pension Plan and the Excess Pension Plan, which was based on years of service and compensation during service, was frozen. Benefits for service after December 31, 2013 accrue under a cash balance formula described below. The number of years of credited service under the final average pay formula and the cash balance formula (which, in the case of the cash balance formula, refers to years of vested service) for each of our NEOs under the Pension Plan and the Excess Pension Plan are set forth below.

Name	Plan Name	Number of Years Credited Service - Final Average Pay Formula (Frozen as of December 31, 2013)	Number of Years Credited Service - Cash Balance Formula
Barron	Pension Plan	7.5	20.0
	Excess Pension Plan	13.0	20.0
Shoaf	Pension Plan	7.5	35.5
	Excess Pension Plan	28.5	35.5
Brown	Pension Plan	6.7	23.3
	Excess Pension Plan	6.7	23.3
Perry	Pension Plan	7.5	18.0
	Excess Pension Plan	7.5	18.0
Oliver	Pension Plan	6.8	23.7
	Excess Pension Plan	6.8	23.7

Pension Plan
The Pension Plan is a qualified, non-contributory defined benefit pension plan that became effective as of July 1, 2006. The Pension Plan covers substantially all of our U.S. employees and generally provides retirement income calculated under a cash balance formula (CBF), which is comprised of contribution credits based on age and full years of vesting service, and interest credits. Employees become fully vested in their CBF benefits upon attaining three years of vesting service. Prior to January 1, 2014, eligible employees were covered under either the CBF or a defined benefit final average pay formula (FAP) based on years of service and compensation during their period of service, and employees became fully vested in their benefits upon attaining five years of service under the FAP and upon attaining three years of service under the CBF. Eligible employees who were first hired or rehired after December 31, 2010 were covered under the CBF. The Pension Plan was amended to freeze the FAP at December 31, 2013 and, on or after January 1, 2014, all employees are covered under the CBF.
An eligible employee's benefits under the Pension Plan will be equal to:
•1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP plus
•the employee’s CBF account balance.
An employee may start receiving his or her benefits under the Pension Plan at any time following his or her separation of service, but must begin receiving benefits by April 1 of the year after the employee attains age 72 (70½ for employees born before July 1949). Mr. Barron, Mr. Shoaf and Ms. Brown have attained the Early Retirement Age, which is defined in the Pension Plan as age 55. If an employee with a FAP benefit begins receiving benefits after the Early Retirement Age and before age 62, the FAP benefit amount will be reduced by 4% for each full year between the benefit start date and age 62. If an employee with a FAP benefit begins receiving benefits before the Early Retirement Age, the amount of the FAP benefit will be the actuarial equivalent of the lump sum that otherwise would have been payable on the date the employee starts benefits. The CBF benefit amount payable to an employee under the Pension Plan is based on the employee's CBF account balance and, therefore, is not reduced based on the age at which the employee begins receiving benefits.
Excess Pension Plan
The Excess Pension Plan, which became effective July 1, 2006, provides benefits to our eligible employees whose pension benefits under the Pension Plan and the Valero Energy Pension Plan, where applicable, are subject to limitations under the Code. The Excess Pension Plan is an "excess benefit plan" as contemplated under ERISA for those benefits provided in excess of the maximum amount allowable under Section 415 of the Code. Benefits provided as a result of the statutory limitation on annual compensation that may be taken into account under Section 401(a)(17) of the Code are limited to a select group of management or highly compensated employees. The Excess Pension Plan is not intended to constitute either a qualified plan under the Code or a funded plan subject to ERISA. For our employees who were eligible to receive a benefit under the Valero Energy Excess Pension Plan (the Predecessor Excess Pension Plan) as of July 1, 2006, the Excess Pension Plan assumed the liabilities of the Predecessor Excess Pension Plan and will provide a single, nonqualified defined benefit to eligible employees for their pre-July 1, 2006 benefit accruals under the Predecessor Excess Pension Plan and their post-July 1, 2006 benefit accruals under the Excess Pension Plan.

An eligible employee's monthly pension under the Excess Pension Plan will be equal to:
•1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP, plus
•the employee's CBF benefits, in each case without regard to the limitations imposed by Sections 401(a)(17) and 415 of the Code, less
•the employee's Pension Plan benefit.
Participants vest in their benefits under the Excess Pension Plan under the same vesting schedule as under the Pension Plan. The full amount of a participant's vested benefit under the Excess Pension Plan is payable to the participant in a single lump sum cash payment within 90 days after the participant's "separation from service" (as defined in Section 409A of the Code). Distributions for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code. A death benefit is payable to a participant's surviving spouse or beneficiary if the participant dies while employed and before receiving the Excess Pension Plan benefit. The death benefit is payable in a single lump sum payment within 90 days following the participant's death.
All of our NEOs participated in the Excess Pension Plan during 2020.

NONQUALIFIED DEFERRED COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2020
The following table provides information regarding each NEO's respective account in our non-qualified defined contribution plan, the Excess Thrift Plan, during the year ended December 31, 2020. Please see the description of our Excess Thrift Plan in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."

Name	Executive Contributions in 2020 ($)(1)	Registrant Contributions in 2020 ($)(2)	Aggregate Losses in 2020 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2020 ($)(4)
Barron	—	27,150	(49,853)	—	110,302
Shoaf	—	8,292	(10,646)	—	28,373
Brown	—	11,991	(39,042)	—	75,188
Perry	—	5,346	(3,554)	—	12,729
Oliver	—	6,033	(8,882)	—	21,991

(1)The NEOs made no contributions during 2020. Participation in the Excess Thrift Plan occurs automatically for employees subject to the Code limitations described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."
(2)The amounts reported represent our contributions to our Excess Thrift Plan. All of the amounts included in this column are included within the amounts reported as "All Other Compensation" for 2020 in the Summary Compensation Table.
(3)The amounts reported reflect the losses for each NEO's respective account in our Excess Thrift Plan.
(4)The amounts include the aggregate balance at year end of each NEO's respective account in our Excess Thrift Plan and include registrant contributions that were previously reported as compensation to each of the NEOs in the "All Other Compensation" column in the Summary Compensation Table for 2020 and previous years, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
SEC regulations require us to disclose potential payments to an NEO in connection with his or her termination or a change of control of NuStar Energy, other than those amounts disclosed under the headings "Pension Benefits For The Year Ended December 31, 2020" and "Nonqualified Deferred Compensation For The Year Ended December 31, 2020" above or amounts pursuant to arrangements that do not discriminate in favor of executive officers and are generally available to salaried employees. The following narrative and table provide the required disclosures.
None of our NEOs have employment agreements, other than the change of control severance agreements described below. As a result, in the event of a termination, retirement, death or disability that does not occur in connection with a change of control, an NEO will only receive the compensation or benefits to which he or she would already be entitled under the terms of, as applicable, the defined contribution, defined benefit, medical or long-term incentive plans. Therefore, these scenarios are not presented in the table below.
Each of our NEOs has entered into a change of control severance agreement with NuStar Energy and our wholly owned subsidiary, NuStar Services Company LLC (NuStar Services Co). These agreements seek to ensure the continued availability of these executives in the event of a "change of control" (described below). The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. The following table sets forth the severance multiple applicable to each NEO, based on his or her officer position.

Name	Applicable Officer Position	Severance Multiple
Barron	Chief Executive Officer	3
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Executive Vice President	2.5
If a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the NEO's terms of employment will not be adversely changed during the three-year period after a change of control. In addition, any outstanding unit options held by the NEO will automatically vest, restrictions applicable to any outstanding restricted units held by the NEO will lapse and any unvested performance awards held by the NEO will fully vest and become payable at 200% of target. The NEOs also are entitled to receive a payment in an amount sufficient to make the NEO whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code or will have the payments reduced to equal the Safe Harbor Amount described in footnote (8) to the table below. Each agreement subjects the NEO to obligations of confidentiality, both during the term and after termination, for secret and confidential information that the NEO acquired during his or her employment relating to NuStar Energy, NuStar Services Co and affiliated companies.
For purposes of these agreements, the following would generally be considered a "change of control":
•the failure of NuStar GP Holdings, LLC to control NuStar GP, LLC, Riverwalk Logistics, L.P. or all of the general partner interests of NuStar Energy;
•Riverwalk Logistics, L.P. ceases to be NuStar Energy's general partner or Riverwalk Logistics, L.P. is no longer controlled by either NuStar GP, LLC or one of its affiliated companies;
•the acquisition (other than by an affiliated company) of more than 50% of all voting interests of NuStar Energy then outstanding;
•certain consolidations or mergers of NuStar Energy; or
•the sale of all or substantially all of the assets of NuStar Energy to anyone other than its affiliated companies.
In the agreements, "cause" is defined to mean, generally, the willful and continued failure of the NEO to perform substantially his or her duties, or the willful engaging by the NEO in illegal or gross misconduct that is materially and demonstrably injurious to NuStar Energy, NuStar Services Co or any affiliated company.

"Good reason" is defined to mean, generally:
•a diminution in the NEO's position, authority, duties or responsibilities;
•failure of the successor of NuStar Energy or NuStar Services Co to assume and perform under the agreement; and
•relocation of the NEO or increased travel requirements.
Except as otherwise noted, the values in the table below assume that a change of control occurred on December 31, 2020 and that the NEO's employment terminated on that date.
Under the change of control severance agreements, if an NEO's employment is terminated for "cause" following a change of control, the NEO will not receive any additional benefits or compensation as a result of the termination and will only receive accrued salary or vacation pay that remained unpaid through the date of termination and any other benefits that the NEO would already be entitled to receive, if any. Therefore, there is no presentation of termination for "cause" in the table below.

Executive Benefits and Payments(1)	Termination of Employment by the Employer Other Than for "Cause," Death or Disability, or by the Executive for "Good Reason" ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for "Good Reason" ($)(4)	Continued Employment Following Change of Control ($)(5)
Salary (1)
Barron	2,400,000	—	—	—
Shoaf	1,073,750	—	—	—
Brown	1,087,250	—	—	—
Perry	990,500	—	—	—
Oliver	977,750	—	—	—
Bonus (1)
Barron	4,021,648	1,005,412	1,005,412	1,005,412
Shoaf	1,409,889	402,825	402,825	402,825
Brown	1,427,572	407,878	407,878	407,878
Perry	1,124,918	321,405	321,405	321,405
Oliver	1,108,887	316,825	316,825	316,825
Pension and Excess Pension Benefits
Barron	649,609	—	—	—
Shoaf	314,593	—	—	—
Brown	204,158	—	—	—
Perry	184,931	—	—	—
Oliver	207,490	—	—	—
Contributions under Defined Contribution Plans
Barron	132,750	—	—	—
Shoaf	63,480	—	—	—
Brown	64,282	—	—	—
Perry	56,114	—	—	—
Oliver	57,833	—	—	—
Health and Welfare Plan Benefits
Barron	51,974	—	—	—
Shoaf	57,056	—	—	—
Brown	17,489	—	—	—
Perry	37,118	—	—	—
Oliver	56,107	—	—	—

Executive Benefits and Payments(1)	Termination of Employment by the Employer Other Than for "Cause," Death or Disability, or by the Executive for "Good Reason" ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for "Good Reason" ($)(4)	Continued Employment Following Change of Control ($)(5)
Accelerated Vesting of Unit Options
Barron	—	—	—	—
Shoaf	—	—	—	—
Brown	—	—	—	—
Perry	—	—	—	—
Oliver	—	—	—	—
Accelerated Vesting of Restricted Units (6)
Barron	3,607,313	3,607,313	3,607,313	3,607,313
Shoaf	1,106,241	1,106,241	1,106,241	1,106,241
Brown	1,125,435	1,125,435	1,125,435	1,125,435
Perry	812,911	812,911	812,911	812,911
Oliver	782,045	782,045	782,045	782,045
Accelerated Vesting of Performance Awards (7)
Barron	2,761,924	2,761,924	2,761,924	2,761,924
Shoaf	872,230	872,230	872,230	872,230
Brown	890,838	890,838	890,838	890,838
Perry	629,218	629,218	629,218	629,218
Oliver	614,488	614,488	614,488	614,488
280G Tax Gross-Up (8)
Barron	4,325,925	—	—	—
Shoaf	1,471,719	—	—	—
Brown	—	—	—	—
Perry	1,234,572	—	—	—
Oliver	1,145,986	—	—	—
Totals
Barron	17,951,143	7,374,649	7,374,649	7,374,649
Shoaf	6,368,958	2,381,296	2,381,296	2,381,296
Brown	4,817,024	2,424,151	2,424,151	2,424,151
Perry	5,070,282	1,763,534	1,763,534	1,763,534
Oliver	4,950,586	1,713,358	1,713,358	1,713,358
(1)    Per SEC regulations, for purposes of this analysis we assumed each NEO's compensation at the time of each triggering event to be as stated below. The listed salary is the NEO's actual annualized rate of pay as of December 31, 2020. The listed bonus amount (referred to in these footnotes as the Highest Annual Bonus) represents the highest bonus earned by the executive with respect to any of the fiscal years 2017, 2018 and 2019 (the three full fiscal years prior to the date of the assumed change of control) or the most recent fiscal year (2020):

Name	Annual Salary ($)	Highest Annual Bonus ($)
Barron	800,000	1,005,412
Shoaf	429,500	402,825
Brown	434,900	407,878
Perry	396,200	321,405
Oliver	391,100	316,825

(2)    The change of control severance agreements provide that if the employer terminates the NEO's employment (other than for "cause," death or "disability," as defined in the agreements) or if the NEO terminates his or her employment for "good reason," as defined in the agreements, the NEO is generally entitled to receive the following:
(A) a lump sum cash payment equal to the sum of:
(i)accrued and unpaid salary and vacation pay through the date of termination, including a pro-rata annual bonus based on the Highest Annual Bonus;
(ii)the NEO's severance multiple multiplied by the sum of the NEO's annual base salary plus the NEO's Highest Annual Bonus;
(iii)the amount of the excess of the actuarial present value of the pension benefits (qualified and nonqualified) the NEO would have received for an additional number of years of service equal to the NEO's severance multiple over the actuarial present value of the NEO's actual pension benefits; and
(iv)the equivalent of employer contributions under the tax-qualified and supplemental defined contribution plans for the number of years equal to the NEO's severance multiple;
(B) continued welfare benefits (e.g., health, dental, etc.) for a number of years equal to the NEO's severance multiple; and
(C) vesting of all outstanding equity incentive awards on the date of the change of control, as described above.
(3)    If the NEO's employment is terminated by reason of his or her death or disability, then his or her estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, in the case of disability, the NEO would be entitled to any disability and related benefits at least as favorable as those provided by us under our plans and programs during the 120-days prior to the NEO's termination of employment. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(4)    If the NEO voluntarily terminates his or her employment other than for "good reason," then he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(5)    The change of control severance agreements provide for a three-year term of employment following a change of control. The agreements generally provide that the NEO will continue to receive a salary and bonus at least as favorable as the highest salary received during the past 12 months and the highest bonus received during the past three years and will continue to receive benefits on terms at least as favorable as in effect prior to the change of control. Accordingly, no additional amounts are shown for salary, pension and excess pension benefits, contributions under defined contribution plans and health and welfare plan benefits because those amounts would remain as in effect at the time of a change of control. The amount shown as bonus reflects each NEO's Highest Annual Bonus. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(6)    The amounts stated in the table represent the gross value of previously unvested restricted units, derived by multiplying (x) the number of units whose restrictions would have lapsed because of a change of control, times (y) $14.41 (the closing price of NuStar Energy's common units on the NYSE on December 31, 2020).
(7)    The amounts stated in the table represent (A) the product of (x) the performance cash awards whose vesting would have been accelerated because of a change of control, times (y) 200%, plus (B) the product of (x) the number of performance units whose vesting would have been accelerated because of a change of control, times (y) 200%, times (z) $14.41 (the closing price of NuStar Energy's common units on the NYSE on December 31, 2020).
(8)    If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Code, the impacted NEO is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. However, if it is determined that the NEO is entitled to receive an additional payment to adjust for the incremental tax cost but the value of all payments to the NEO does not exceed 110% of 2.99 times the NEO's "base amount" (as defined by Section 280G(b)(3) of the Code) (the Safe Harbor Amount), the additional payment will not be made and the amount payable to the NEO will be reduced so that the aggregate value of all payments equals the Safe Harbor Amount.

DIRECTOR COMPENSATION

The following table provides a summary of compensation paid for service during 2020 as a member of our Board.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	TOTAL ($)
William E. Greehey	148,000	124,993	N/A	N/A	—	272,993
Bradley C. Barron	(4)	(4)	(4)	(4)	(4)	(4)
J. Dan Bates	103,500	99,994	N/A	N/A	—	203,494
William B. Burnett	87,000	99,994	N/A	N/A	—	186,994
James F. Clingman, Jr.	85,000	99,994	N/A	N/A	—	184,994
Dan J. Hill	121,000	99,994	N/A	N/A	—	220,994
Jelynne LeBlanc-Burley	82,500	99,994	N/A	N/A	—	182,494
Robert J. Munch	87,000	99,994	N/A	N/A	—	186,994
W. Grady Rosier	96,500	99,994	N/A	N/A	—	196,494
(1)    The amounts disclosed in this column exclude reimbursement for expenses for transportation to and from Board meetings and lodging while attending meetings.
(2)    The amounts reported represent the grant date fair value for the November 16, 2020 grant of restricted units to our non-employee directors for the fiscal year ended December 31, 2020 (10,330 restricted units for Mr. Greehey, as Chairman, and 8,264 restricted units for each of our other non-employee directors) based on the closing price ($12.10) of NuStar Energy's common units on the NYSE on November 16, 2020. Please see "Compensation Discussion and Analysis—Impact of Accounting Treatment" above and Note 23 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for information regarding the assumptions made in the valuation.
The table below reflects the aggregate number of restricted units held by each director as of December 31, 2020. None of the directors had outstanding unit options as of December 31, 2020.

Name	Aggregate # of Restricted Units
Greehey	14,965
Barron	*
Bates	11,972
Burnett	11,972
Clingman	11,972
Hill	11,972
LeBlanc-Burley	11,972
Munch	11,972
Rosier	11,972

    * Mr. Barron’s holdings are disclosed above in the Outstanding Equity Awards at December 31, 2020 table.
(3)    Non-employee directors do not participate in these plans.
(4)    Mr. Barron was not compensated for his service as a director of NuStar GP, LLC. His compensation for his service as President and Chief Executive Officer is included above in the Summary Compensation Table.

Directors who are our employees receive no compensation (other than reimbursement of expenses) for serving as directors. The Compensation Committee periodically engages EPPA to review our non-employee directors' compensation. Following EPPA's most recent analysis during 2018, the compensation structure for our non-employee directors consists of the following components: (1) an annual cash retainer; (2) an annual restricted unit grant; (3) an additional cash payment for each meeting attended in-person and telephonically; (4) an additional annual cash retainer for each committee chair; (5) an additional annual retainer for the Chairman of the Board, which includes both cash and restricted units; and (6) an additional annual cash retainer for the lead director, each as set forth in the table below.

Non-Employee Director Compensation Component	Amount
Annual Cash Retainer ($)	75,000
Annual Restricted Unit Grant ($ value of restricted units)	100,000
Per Meeting Fees (in-person attendance) ($)	1,500
Per Meeting Fees (telephonic attendance) ($)	500
Annual Audit and Compensation Committee Chair Additional Retainers ($)	15,000
Annual Nominating, Governance and Conflicts Committee Chair Additional Retainer ($)	10,000
Annual Chairman of the Board Retainer ($25,000 value in restricted units/$50,000 cash)	75,000
Annual Lead Director Additional Retainer ($)	15,000

As described above, we supplement the cash compensation paid to non-employee directors with an annual grant of restricted units that vests in equal annual installments over a three-year period. We believe this annual grant of restricted units increases the non-employee directors' identification with the interests of NuStar Energy's unitholders through ownership of NuStar Energy common units. Upon a non-employee director's initial election to the Board, the director will receive an initial grant of restricted units.
In the event of a "change of control" as defined in the plan governing each award, all unvested restricted units previously granted immediately become vested. The plans also contain anti-dilution provisions providing for an adjustment in the number of restricted units that have been granted to prevent dilution of benefits in the event there is a change in the capital structure that affects the units.

SECURITY OWNERSHIP
Security Ownership of Management and Directors
The following table sets forth information as of the March 3, 2021 record date regarding NuStar Energy common units and 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series B preferred units), in each case beneficially owned (or deemed beneficially owned) by each director, each named executive officer and all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, each of the named persons and members of the group has sole voting and investment power with respect to the units shown. None of the units shown in the table are pledged as security and none of the named persons or members of the group beneficially owns (or is deemed to beneficially own) any NuStar Energy 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series A preferred units), 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series C preferred units) or Series D Cumulative Convertible Preferred Units (Series D preferred units).

	Common Units		Series B Preferred Units
Name of Beneficial Owner (1)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)
William E. Greehey	9,909,395	9.1%	—	*
Bradley C. Barron	228,094	*	—	*
J. Dan Bates (3)	49,964	*	—	*
William B. Burnett	25,381	*	—	*
James F. Clingman, Jr.	30,794	*	—	*
Dan J. Hill (4)	55,506	*	8,000	*
Jelynne LeBlanc-Burley	9,058	*	—	*
Robert J. Munch	19,505	*	—	*
W. Grady Rosier (5)	93,892	*	12,000	*
Mary Rose Brown	159,126	*	—	*
Daniel S. Oliver	73,965	*	—	*
Amy L. Perry	37,898	*	—	*
Thomas R. Shoaf	95,191	*	—	*

All directors and executive officers as a group (14 people) (6)	10,824,743	9.9%	20,000	*

* Indicates that the beneficial ownership percentage does not exceed 1% of the class.
(1)The business address for all beneficial owners listed above is 19003 IH-10 West, San Antonio, Texas 78257.
(2)As of the March 3, 2021 record date, 109,526,223 common units, 9,060,000 Series A preferred units, 15,400,000 Series B preferred units, 6,900,000 Series C preferred units and 23,246,650 Series D preferred units were outstanding. Beneficial ownership is calculated in accordance with Rule 13d-3 of the Exchange Act. Restricted units are rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. The restricted units do not vest within 60 days after March 3, 2021. Accordingly, the restricted units set forth in the table below are not included in the calculation of beneficial ownership pursuant to Rule 13d-3 and are not reflected in the table above.

Name	Restricted Units Not Reflected in Table Above
William E. Greehey	14,965
Bradley C. Barron	250,334
J. Dan Bates	11,972
William B. Burnett	11,972
James F. Clingman, Jr.	11,972
Dan J. Hill	11,972
Jelynne LeBlanc-Burley	11,972
Robert J. Munch	11,972
W. Grady Rosier	11,972
Mary Rose Brown	78,101
Daniel S. Oliver	54,271
Amy L. Perry	56,413
Thomas R. Shoaf	76,769

All directors and executive officers as a group (14 people)	644,820
(3)The number of common units shown as beneficially owned by Mr. Bates includes 45,383 common units owned indirectly by Mr. Bates through a trust.
(4)The number of common units shown as beneficially owned by Mr. Hill includes 600 common units owned indirectly by Mr. Hill through his spouse.
(5)The number of common units shown as beneficially owned by Mr. Rosier includes an aggregate of 79,215 common units owned indirectly by Mr. Rosier through two trusts.
(6)The number of common units shown as beneficially owned by all directors and executive officers as a group includes 45,383 common units owned indirectly by Mr. Bates, 600 common units owned indirectly by Mr. Hill and 79,215 common units owned indirectly by Mr. Rosier, as described above.
Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding each holder known to us to be the beneficial owner of more than 5% of NuStar Energy's outstanding common units or Series D preferred units, based upon reports filed by such holders with the SEC.

	Common Units		Series D Preferred Units
Name and Address of Beneficial Owner	Number of Units Beneficially Owned	Percentage of Units Beneficially Owned(1)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned(1)(2)
ALPS Advisors, Inc. (3)	12,448,116	11.4%	—	—
Invesco Ltd. (4)	11,259,769	10.3%	—	—
William E. Greehey (5)	9,909,395	9.1%	—	—
Tortoise Capital Advisors, L.L.C. (6)	6,255,169	5.7%	—	—
EIG Nova Equity Aggregator, L.P. (7)	—	—	17,336,485	74.6%
(1)The beneficial ownership percentage calculations for the security holders listed in the table are based on 109,526,223 common units and 23,246,650 Series D preferred units outstanding as of the March 3, 2021 record date, as applicable.
(2)The Series D preferred units vote on an as-converted basis with our common units and have certain other class voting rights with respect to, among other things, any amendment to our partnership agreement that would be materially adverse to any of the rights, preferences, or privileges of the Series D preferred units. Each holder of Series D preferred units may convert all or any portion of its Series D preferred units into common units on a one-for-one basis, subject to anti-dilution adjustments and for any distributions that have accrued but not been paid when due, at any time, but not more than once per quarter, so long as any conversion is for at least $50.0 million.

(3)As reported on a Schedule 13G/A filed on February 9, 2021, ALPS Advisors, Inc. (AAI) is an investment adviser that, as of December 31, 2020, may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 12,448,116 common units. The 12,448,116 common units that AAI may be deemed to beneficially own include 12,413,914 common units that Alerian MLP ETF (Alerian), an investment company, may be deemed to beneficially own as of December 31, 2020. Alerian has shared voting and dispositive power with respect to the 12,413,914 common units. The funds advised by AAI have the right to receive or direct the receipt of dividends from, or the proceeds from the sale of, the securities. AAI disclaims beneficial ownership of the common units. The business address of AAI and Alerian is 1290 Broadway, Suite 1000, Denver, Colorado 80203.
(4)As reported on a Schedule 13G/A filed on February 12, 2021, Invesco Ltd. (Invesco), in its capacity as a parent holding company to investment advisers, may be deemed to beneficially own, and has sole voting and dispositive power with respect to, 11,259,769 common units as of December 31, 2020. Invesco Advisers, Inc. is a subsidiary of Invesco that advises the Invesco SteelPath MLP Select 40 Fund (Fund), which owned 5.28% of the security reported in the Schedule 13G/A filed by Invesco on February 12, 2021. The shareholders of the Fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the securities. Invesco's business address is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.
(5)Mr. Greehey is the Chairman of our Board, and his business address is 19003 IH-10 West, San Antonio, Texas 78257. The number of common units reported for Mr. Greehey is as of the March 3, 2021 record date and does not include 14,965 restricted units awarded to Mr. Greehey. Restricted units are rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. See "Security Ownership of Management and Directors" above.
(6)As reported on a Schedule 13G/A filed on February 12, 2021, Tortoise Capital Advisors, L.L.C. (Tortoise) is an investment adviser that, as of December 31, 2020, may be deemed to beneficially own 6,255,169 common units. Of the 6,255,169 common units, Tortoise has sole voting and dispositive power with respect to 139,443 common units, shared voting power with respect to 5,292,551 common units and shared dispositive power with respect to 6,115,726 common units. Tortoise's clients have the right to receive all dividends and proceeds from the sale of the securities. Tortoise's business address is 5100 W. 115th Place, Leawood, Kansas 66211.
(7)As reported on a Schedule 13D filed on July 2, 2020, EIG Nova Equity Aggregator, L.P. (EIG) is a holding company for certain funds managed or advised by EIG Management Company, LLC (the Manager) and, as such, may be deemed to beneficially own 17,336,485 common units issuable upon conversion of the Series D preferred units held by EIG. On an as-converted basis, the Series D preferred units reflected in the table above would represent 13.7% of our outstanding common units as of the March 3, 2021 record date. The funds' investment committees have the power to vote or direct the vote of, and to dispose or direct the disposition of, the common units held by the funds. The members of the funds' investment committees are R. Blair Thomas, Randall S. Wade, Jean-Daniel Borgeaud, Linda Cook, Robert H. Johnson, Jr. and Richard Punches. The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended. EIG Nova Equity GP, LLC is the general partner of EIG. The business address of EIG and EIG Nova Equity GP, LLC is 600 New Hampshire Avenue NW, Suite 1200, Washington, DC 20037.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires directors, executive officers and certain persons who beneficially own more than 10% of NuStar Energy's equity securities to file certain reports with the SEC concerning their beneficial ownership of NuStar Energy's equity securities. To our knowledge, based solely on our review of the Section 16(a) reports filed electronically with the SEC and written representations made to us, we believe that our directors, executive officers and greater than 10% unitholders have filed all Section 16(a) reports by the applicable deadlines with respect to the year ended December 31, 2020, except that two Form 4s to report a total of two transactions were not timely filed by Ms. LeBlanc-Burley and one Form 4 to report one transaction was not timely filed by Mr. Munch.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2020 about the equity compensation plans under which securities of NuStar Energy are issuable, which are described in further detail in Note 23 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020.

Plan categories	Number of securities to be issued upon exercise of outstanding unit options, warrants and rights (#)		Weighted-average exercise price of outstanding unit options, warrants and rights ($) (1)	Number of securities remaining for future issuance under equity compensation plans (#)
Equity Compensation Plans approved by security holders (2)	2,149,638	(3)	—	399,790	(4)
Equity Compensation Plans not approved by security holders (5)	358,500		—	—
Total	2,508,138		—	399,790
(1)No value is included in this column because there were no unit options outstanding as of December 31, 2020 and because restricted units and performance units do not have an exercise price.
(2)The information in this row relates to the 2000 Long-Term Incentive Plan (as amended from time to time, the 2000 LTIP) and the 2019 LTIP. See "Compensation Discussion and Analysis" above and Note 23 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020 for further details regarding the 2000 LTIP and the 2019 LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the 2000 LTIP terminated with respect to new grants; however, unvested awards granted under the 2000 LTIP prior to April 23, 2019 remain outstanding.
(3)The amount reported includes 1,975,394 restricted units and 174,244 performance units, assuming achievement of the maximum level of performance for performance unit awards (equivalent to 87,122 performance units, assuming achievement of the target level of performance).
(4)The amount reported assumes achievement of the maximum level of performance for outstanding performance unit awards.
(5)The information in this row relates to the NuStar GP Holdings, LLC Long-Term Incentive Plan (as amended from time to time, the NSH LTIP), which we assumed at the closing of the Merger. See Note 23 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020 for further details regarding the NSH LTIP. Although the former unitholder of NuStar GP Holdings, LLC approved the NSH LTIP prior to NuStar GP Holdings, LLC's initial public offering, NuStar Energy's unitholders have not approved the NSH LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the NSH LTIP terminated with respect to new grants; however, unvested awards granted under the NSH LTIP prior to April 23, 2019 remain outstanding.

PROPOSAL NO. 2
APPROVAL OF AMENDED AND RESTATED NUSTAR ENERGY L.P. 2019 LONG-TERM INCENTIVE PLAN
(Item 2 on the Proxy Card)

Our Board has approved, and is asking our unitholders to approve, the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (the Amended and Restated 2019 LTIP). If approved by our unitholders, the changes that will be implemented by the Amended and Restated 2019 LTIP (as compared to the existing 2019 LTIP) are:
•an increase in the number of common units available for issuance under the plan by 2,500,000 common units; and
•extension of the term of the plan until the tenth anniversary of NuStar Energy’s 2021 Annual Meeting.
If approved by our unitholders, the Amended and Restated 2019 LTIP will become effective on April 29, 2021, the date of our 2021 Annual Meeting. If unitholder approval of the Amended and Restated 2019 LTIP is not obtained, we will continue to use the existing 2019 LTIP to grant unit-based compensation until the available common units under the 2019 LTIP are exhausted or the term of the 2019 LTIP expires on April 23, 2029.

✓	Our Board recommends that you vote "FOR" the approval of the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan.

We believe that broad-based equity ownership is a powerful employee incentive and retention tool. During 2020, approximately 53% of our employees received long-term incentive awards under the 2019 LTIP. We believe that unit-based compensation is an important way for us to attract, retain and motivate our employees while aligning the interests of our employees and our directors with our unitholders. We believe that paying a significant portion of compensation through unit-based awards encourages ownership in our company and aligns the interests of our employees and our directors with our unitholders, while helping to attract, retain, motivate and reward talented employees. Accordingly, we believe that the benefits to our unitholders resulting from the ability to grant unit-based incentive awards to our employees and directors outweigh the potential dilutive effect of awards under the Amended and Restated 2019 LTIP.
The 2019 LTIP was originally adopted with 2,500,000 common units available for grants of unit-based awards under the 2019 LTIP. As of the March 3, 2021 record date, only 464,162 of those common units remain available for grant under the 2019 LTIP. The 2019 LTIP replaced the predecessor 2000 LTIP and NSH LTIP (collectively, the Prior Plans), with the Prior Plans terminating with respect to future grants of new awards once the 2019 LTIP became effective. The Amended and Restated 2019 LTIP will allow us to continue providing unit-based incentive awards to our employees and directors while maintaining what we believe to be reasonable burn rates and overhang. The following table summarizes for each of the last three fiscal years: (1) the number of awards granted under the 2019 LTIP and each of the Prior Plans prior to their termination with respect to grants of new awards (in the case of the NSH Plan, since the completion of the Merger in July 2018 and prior to its termination with respect to grants of new awards); (2) awards assumed upon completion of the Merger in July 2018; and (3) the burn rate.

		2018	2019	2020
Stock options:
(a)	Granted (2000 LTIP, NSH LTIP and 2019 LTIP)	—	—	—
Restricted units:
(b)	Granted (2000 LTIP, NSH LTIP and 2019 LTIP) (1)	552,585	596,881	1,454,998
	Assumed in the Merger	72,362	—	—
Unit awards:
(c)	Granted (2000 LTIP, NSH LTIP and 2019 LTIP)	55,133	704,886	834,224
Performance units:
(d)	Granted (2000 LTIP, NSH LTIP and 2019 LTIP)	116,230	95,969	—
(e)	Performance Adjustment (2)	—	—	72,951
(f)	Total granted (a+b+c+d+e)	723,948	1,397,736	2,362,173
(g)	Weighted average common units outstanding	99,490,495	107,789,030	109,155,117
	Burn rate (f/g) (3)	0.73%	1.30%	2.16%

(1)Restricted units granted exclude 14,581, 5,378 and 16,197 cash-settled awards to our international employees for the years ended December 31, 2020, 2019 and 2018.
(2)In 2020, 72,951 units were granted and issued upon vesting of performance units earned at 198% of target related to the performance units granted in 2019 and 2018.
(3)The burn rate calculation excludes NuStar Energy restricted units provided upon conversion of outstanding restricted unit awards of NuStar GP Holdings, LLC at the completion of the Merger, in accordance with the terms of the merger agreement.

As of the March 3, 2021 record date, the potential dilution from the approval of the Amended and Restated 2019 LTIP would have been 4.89%, assuming the approval of the Amended and Restated 2019 LTIP by our unitholders and factoring in the available units for grant under the 2019 LTIP and outstanding awards under the 2019 LTIP, 2000 LTIP and NSH LTIP. The potential dilution percentage assumes an additional 2,500,000 common units will become available for issuance under the Amended and Restated 2019 LTIP, subject to the adjustment provisions of the Amended and Restated 2019 LTIP, and is calculated as follows:

		Common Units
(a)	Common units available under 2019 LTIP	464,162
(b)	Additional common units that will become available for issuance under the Amended and Restated 2019 LTIP (1)	2,500,000
(c)	Common units underlying previously granted outstanding restricted unit awards under the 2000 LTIP	344,761
(d)	Common units underlying previously granted outstanding restricted unit awards under the NSH LTIP	356,613
(e)	Common units underlying previously granted outstanding restricted unit and performance unit awards (at maximum performance level) under the 2019 LTIP	1,686,703
(f)	Total outstanding awards (c+d+e) (2)	2,388,077
(g)	Common units outstanding	109,526,223

	Potential Dilution (a+b+f/g)	4.89%
	Potential Full-Dilution (a+b+f)/(a+b+f+g)	4.66%
(1)Assumes the Amended and Restated 2019 LTIP is approved by unitholders and the common units available for grant under the Amended and Restated 2019 LTIP increases by 2,500,000 units.
(2)As of March 3, 2021, there are 19,708 restricted unit awards to international employees outstanding. However, because the restricted unit awards to international employees provide that the awards must be settled in cash, those awards are not included in the total outstanding awards above and do not reduce the number of units available for future awards under the Amended and Restated 2019 LTIP.

Summary of the Amended and Restated 2019 LTIP
Purpose of the Amended and Restated 2019 LTIP
The Amended and Restated 2019 LTIP is intended to promote the interests of NuStar Energy by providing employees, consultants and directors of NuStar GP, LLC, NuStar Energy and their respective affiliates who perform services for NuStar Energy and its subsidiaries with unit-based incentive awards for superior performance. The Amended and Restated 2019 LTIP also is intended to enhance NuStar GP, LLC's, NuStar Energy's and their respective affiliates' ability to attract and retain the services of individuals who are key to the growth and profitability of NuStar Energy, and to encourage them to devote their best efforts to the business of NuStar Energy, thereby advancing NuStar Energy's interests.
Administration
The Amended and Restated 2019 LTIP will be administered by a committee (referred to as the Committee for purposes of this Proposal 2 only) of directors designated by the Board. Unless otherwise determined by the Board, the Committee will consist of two or more members of the Board, each of whom is intended to be (1) a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and (2) "independent" within the meaning of the rules of the NYSE (or, if the common units are not listed on the NYSE, the principal stock exchange on which the common units are then traded). The Board currently administers the 2019 LTIP with respect to our non-employee directors, while the Compensation Committee currently administers the 2019 LTIP with respect to all other participants.
Subject to the terms of the Amended and Restated 2019 LTIP and applicable law, the Committee will have full power and authority to:
•determine individuals eligible to participate in the Amended and Restated 2019 LTIP;
•designate participants;
•determine the type or types of awards to be granted to a participant;
•determine the number of common units to be covered by awards;
•determine the terms and conditions of any award;
•determine whether, to what extent, and under what circumstances awards may be settled, exercised, canceled or forfeited or the vesting or exercisability of such awards may be accelerated;
•interpret and administer the Amended and Restated 2019 LTIP, the terms of an award and any instrument or agreement evidencing an award made under the Amended and Restated 2019 LTIP;
•establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Amended and Restated 2019 LTIP; and
•make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Amended and Restated 2019 LTIP.
The Committee may delegate some or all of its power and authority under the Amended and Restated 2019 LTIP to the Board, a subcommittee of the Board, a member of the Board, the Chief Executive Officer or another executive officer, as the Committee deems appropriate and subject to applicable law. However, the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or another executive officer with regard to (1) the selection for participation in the Amended and Restated 2019 LTIP of any person subject to Section 16 of the Exchange Act or (2) decisions concerning the timing, pricing or amount of an award to any such person.
Common Units Available for Awards
Subject to certain adjustments as described below, awards may be granted under the Amended and Restated 2019 LTIP with respect to 5,000,000 common units, which consists of the original authorization of 2,500,000 common units and the increase of 2,500,000 common units if unitholders approve the Amended and Restated 2019 LTIP. As of the March 3, 2021 record date, only 464,162 of the original 2,500,000 common unit authorization remain available for grant under the 2019 LTIP. The closing sales price of our common units reported on the NYSE on March 3, 2021 was $19.08 per common unit.
If an award granted under the Amended and Restated 2019 LTIP or a Prior Plan expires, is cancelled, exercised, paid or otherwise terminated without the delivery of common units, then the common units covered by such award, to the extent of such expiration, cancellation, exercise, payment or termination, will again be available for grant under the Amended and Restated 2019 LTIP. In addition, common units subject to an award under the Amended and Restated 2019 LTIP or a Prior Plan will again be available for issuance under the Amended and Restated 2019 LTIP if such common units are (1) common units that were subject to an option and were not issued or delivered upon the net settlement or net exercise of such option or (2) common units delivered to or withheld by NuStar Energy or the applicable employer or an affiliate thereof to pay the purchase price or the withholding taxes related to an outstanding award. In the event that common units issued under the Amended and Restated 2019 LTIP are reacquired by NuStar Energy or NuStar GP, LLC pursuant to any forfeiture provision, such common units will again be available for grant under the Amended and Restated 2019 LTIP. Common units repurchased on the open market with the proceeds of an option exercise will not again become available under the Amended and Restated 2019 LTIP. Any common units delivered pursuant to an award will consist, in whole or in part, of NuStar Energy common units acquired in the open market, from NuStar Energy, NuStar GP, LLC, any affiliate or any other person, or newly issued NuStar Energy common units, or any combination of the foregoing, as determined by the Committee in its discretion.

If the Committee determines that a transaction or event affects the common units such that an adjustment is determined by the Committee to be appropriate in order to maintain the benefits or potential benefits intended to be made available under the Amended and Restated 2019 LTIP, then the Committee shall, in a manner it may deem equitable and in accordance with the terms of the Amended and Restated 2019 LTIP, adjust:
•the number and type of units (or other securities or property) with respect to which awards may be granted;
•the number and type of units (or other securities or property) subject to outstanding awards; and
•if deemed appropriate, make a provision for a cash payment to the holder of an outstanding award.

In addition, the Committee will be authorized to make adjustments to the terms and conditions of awards in recognition of certain extraordinary, infrequently occurring or non-recurring events affecting NuStar Energy, the common units or NuStar Energy's financial statements, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate to maintain the benefits or potential benefits intended to be made available under the Amended and Restated 2019 LTIP.
Eligibility
As determined by the Committee, any employee, consultant or director of NuStar GP, LLC, NuStar Energy or an affiliate of either of the foregoing will be eligible to receive awards under the Amended and Restated 2019 LTIP. An "affiliate" generally means an entity or person that indirectly or directly, through one or more intermediaries, controls, is controlled by or is under common control with another. The terms and conditions of awards need not be the same with respect to each participant. The grant of an award will not give a participant the right to be retained as an employee, consultant or a director of NuStar GP, LLC, NuStar Energy or any of their respective affiliates.
As of the March 3, 2021 record date, 746 employees and eight non-employee directors would be eligible to participate in the Amended and Restated 2019 LTIP if selected by the Committee. Although consultants are eligible to participate in the Amended and Restated 2019 LTIP, the Committee has not previously granted equity awards to consultants.
Claw-Back Policy
All awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon any receipt or exercise of any award or upon the receipt or resale of any common units underlying the award) will be subject to the provisions of any claw-back policy implemented by, as applicable, NuStar GP, LLC, NuStar Energy or any of their respective affiliates, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy, the terms of any applicable awards and/or in any applicable agreement.
Types of Awards
Options, restricted units, performance awards in the form of performance units or performance cash, and unit awards may be granted under the Amended and Restated 2019 LTIP. Awards under the Amended and Restated 2019 LTIP may, in the discretion of the Committee, be granted alone or in addition to, or in tandem with, any other award granted under the Amended and Restated 2019 LTIP. Awards also may be granted in tandem with "DERs," which are contingent rights to receive an amount in cash equal to the cash distributions made by NuStar Energy with respect to a common unit during the period such award is outstanding. Awards will not be assignable or transferable by the participant other than by will or by the laws of descent and distribution. The term of each award will be determined by the Committee but will not exceed 10 years.
Options
The Committee will have the authority to determine the participants to whom options (Options) to purchase common units of NuStar Energy under the Amended and Restated 2019 LTIP will be granted, the number of common units to be covered by each Option, the exercise price for each unit under the Option and the conditions and limitations applicable to the exercise of the Option. Holders of Options will not be entitled to receive DERs with respect to the common units subject to Options.
The Amended and Restated 2019 LTIP provides that the price per unit purchasable under an Option may not be less than 100% of the fair market value of a common unit on the grant date of the Option. The Committee also will determine the restricted period (the time or times after which an Option (or any portion thereof) vests and may be exercised in whole or in part), the applicable performance goals, if any, and the method or methods by which a participant may pay the exercise price.
Once an Option (or any portion thereof) becomes vested in accordance with the applicable vesting schedule, the Option (or such portion thereof) will remain exercisable for a period of 10 years from the grant date, or for a shorter period that may be specified by the Committee or the terms of the award. No participant will have any rights of a unitholder with respect to any common units covered by an Option until the participant has exercised the Option, paid the exercise price and has been issued the common units.
Other than in connection with a "change of control" transaction described below or the adjustment provisions of the Amended and Restated 2019 LTIP described above, without the approval of our unitholders, the Committee may not:
•reduce the exercise price of any previously granted Option;
•cancel (or accept surrender of) any previously granted Option in exchange for another Option with a lower exercise price; or

•cancel (or accept surrender of) any previously granted Option in exchange for cash or another award if the exercise price of the Option exceeds the fair market value of a common unit on the date of such cancellation.
Restricted Units
The Committee will have the authority to grant phantom units (referred to as Restricted Units) under the Amended and Restated 2019 LTIP, each of which will represent a contractual right to receive, upon or following vesting, a common unit or, if expressly provided by the Committee in the terms of the applicable award or agreement, a cash payment equal to the fair market value of a common unit on the date of vesting. The Committee will have the authority to determine the participants to whom Restricted Units may be granted, the number of Restricted Units to be granted to each such participant, the duration of the restricted period, the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited and such other terms and conditions as the Committee may establish with respect to such awards.
The Committee also may include a tandem grant of a DER, which will entitle the participant to receive cash equal to any cash distributions made on NuStar Energy's common units prior to the vesting of the Restricted Units, which may be paid directly to the participant, credited to a bookkeeping account or subject to additional restrictions that may be determined by the Committee. However, if the Committee awards DERs with respect to Restricted Units that are subject to performance-based vesting conditions, then any such DERs will be subject to the same vesting conditions as the underlying awards.
Performance Awards
The Committee will have the authority to grant performance-based awards to participants, in the form of performance units, performance cash awards or DERs, subject to performance goals and performance periods, as the Committee determines (collectively, Performance Awards). The Committee will have complete discretion in determining the number and/or value of any Performance Awards granted to each participant, as well as any conditions to forfeiture. However, if the Committee awards DERs with respect to Performance Awards, then any such DERs will be subject to the same vesting conditions as the underlying awards.
The Committee will set performance goals, in its discretion, for each participant who is granted a Performance Award. Performance goals may include alternative and multiple performance goals and may be based on one or more business and/or financial criteria. In establishing the performance goals, the Committee, in its discretion, may include one or any combination of the following criteria in either absolute or relative terms, for NuStar Energy or any affiliate: (1) increased revenue; (2) net income measures (including but not limited to income after capital costs and income before or after taxes); (3) unit price measures (including but not limited to total unitholder return); (4) market share; (5) earnings per unit (actual or targeted growth); (6) earnings before interest, taxes, depreciation and amortization (EBITDA); (7) economic value added (EVA); (8) cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); (9) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity); (10) operating metrics (including but not limited to operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency); (11) expense control measures (including but not limited to overhead cost and general and administrative expense); (12) margins; (13) unitholder value; (14) proceeds from dispositions; (15) pipeline and terminal utilization; (16) total market value; (17) corporate values measures (including but not limited to ethics, compliance, environmental and safety); (18) distributable cash flow or distribution coverage ratio; or (19) such other goals, whether or not listed in the Amended and Restated 2019 LTIP, as selected by the Committee. The performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The extent to which such performance goals are met will determine the number and/or value of the Performance Award to the participant. The Committee is authorized to make adjustments in the method of calculating attainment of performance goals, and adjust the performance results upon which awards are based under the Amended and Restated 2019 LTIP accordingly.
Unit Awards
The Committee will have the authority to determine the participants to whom awards of fully vested common units (Unit Awards) may be granted, the number of common units to be granted to each such participant, the conditions under which the common units awarded thereunder may be granted and such other terms and conditions as the Committee may establish with respect to such awards. Upon or as soon as reasonably practicable following the grant of a Unit Award, subject to satisfying his or her tax withholding obligations under the Amended and Restated 2019 LTIP, the participant will be entitled to receive a common unit certificate (or book-entry account, as applicable) so that the participant will then hold an unrestricted NuStar Energy common unit.

Definition and Effect of Change of Control
Upon a change of control (as generally defined below), all awards granted under the Amended and Restated 2019 LTIP will automatically vest and become payable or exercisable, as the case may be, in full. All restricted periods will terminate and all performance goals, if any, will be deemed to have been achieved at the maximum level. To the extent an Option is not exercised, upon a change of control, the Committee may, in its discretion, cancel that Option or provide for an assumption of that Option or a replacement grant on substantially the same terms. However, upon any cancellation of an Option that has a positive "spread," the holder will be paid an amount in cash and/or other property, as determined by the Committee, equal to the "spread" of the Option and, in the event there is no positive "spread," the Option will be cancelled without any payment for the Option.
Generally, a "change of control" under the Amended and Restated 2019 LTIP occurs upon one or more of the following events: (1) any sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of NuStar Energy to any person or its affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings, LLC, NuStar GP, LLC, NuStar Energy or any of their respective affiliates; (2) the consummation of a consolidation or merger of NuStar Energy with or into another entity pursuant to a transaction in which the outstanding voting interests of NuStar Energy are changed into or exchanged for cash, securities or other property, other than any such transaction where: (a) all outstanding voting interests of NuStar Energy are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent; and (b) the holders of the voting interests of NuStar Energy immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction; (3) a person or group is or becomes a beneficial owner of more than 50% of all voting interests of NuStar Energy then outstanding other than in a merger or consolidation that would not constitute a change of control under clause (2) above; or (4) the limited partners of NuStar Energy approve, in one or a series of transactions, a plan of liquidation or dissolution of NuStar Energy.
Amendment and Termination
Subject to applicable law, the Board may amend the Amended and Restated 2019 LTIP as it deems advisable, except the Board must obtain the approval of our unitholders to amend the Amended and Restated 2019 LTIP if:
•unitholder approval is required by applicable law, rule or regulation, including any rule of the NYSE or any other stock exchange on which the common units are then traded; or
•the amendment seeks to modify the prohibition on repricing described above.
The Committee may waive any conditions or rights under, amend any terms of, or alter any award granted under the Amended and Restated 2019 LTIP. However, no amendment to the Amended and Restated 2019 LTIP or any award granted thereunder may adversely affect material rights of a holder of an outstanding award without the consent of that holder.
Term of the Plan
If approved, the Amended and Restated 2019 LTIP will continue until the date terminated by the Board or such date on which common units are no longer available for grant under the Amended and Restated 2019 LTIP, whichever comes first. Notwithstanding the foregoing, no awards will be made under the Amended and Restated 2019 LTIP after the tenth anniversary of its effective date. The 2019 LTIP is scheduled to terminate on April 23, 2029. If unitholders approve the Amended and Restated 2019 LTIP, the Amended and Restated 2019 LTIP will terminate on April 29, 2031.
Federal Tax Consequences
The following is a general description of federal income tax consequences of Options, Restricted Units, Performance Awards and Unit Awards granted under the Amended and Restated 2019 LTIP. It is a general summary only. In particular, this general description does not discuss the applicability of income tax laws of any state or local government or foreign country, nor does it address employment tax (e.g., Social Security taxes) consequences. This description is based on current law and is subject to change (possibly retroactively). The tax treatment of participants in the Amended and Restated 2019 LTIP could vary depending upon each participant's particular circumstances and may, therefore, be subject to special rules not discussed below. In addition, Options that provide for a "deferral of compensation" within the meaning of Section 409A of the Code, Restricted Units and certain other awards that may be granted pursuant to the Amended and Restated 2019 LTIP could be subject to additional taxes unless designed either to comply with or to be exempt from Section 409A of the Code.
Options
Options granted under the Amended and Restated 2019 LTIP will be non-statutory options under the Code. Generally, there will be no federal income tax consequences to participants, NuStar Energy, NuStar GP, LLC or their respective affiliates upon the grant of an Option under the Amended and Restated 2019 LTIP. Generally, upon the exercise of Options, participants will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common units at the time of exercise over the exercise price of the Option. NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units acquired by exercise of an Option, any appreciation (or depreciation) in the value of common units after the exercise of the Option will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period, or as ordinary income to the extent of any required recharacterization action under Section 751(b) of the Code based on the assets of NuStar Energy at the time of the sale.
Restricted Units
A Restricted Unit awarded under the Amended and Restated 2019 LTIP will represent a contractual right of the participant to receive one common unit (or, if provided by the Committee, a cash payment equal to the value of one common unit) upon the satisfaction of the conditions necessary for the vesting. Generally, there are no federal income tax consequences to participants, NuStar Energy, NuStar GP, LLC or their respective affiliates upon the award of a Restricted Unit. Generally, upon the vesting of Restricted Units, the participants will recognize ordinary compensation income in an amount equal to the fair market value of the common units received or the amount of cash received. The participant will recognize ordinary compensation income when DERs, if any, granted in tandem with the Restricted Unit are paid to the participant. In each case, NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units, if any, acquired from the settlement of Restricted Units, any appreciation (or depreciation) in the value of common units after the settlement will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period, or as ordinary income to the extent of any required recharacterization action under Section 751(b) of the Code as described above.
Performance Awards
Generally, there are no federal income tax consequences to participants, NuStar Energy, NuStar GP, LLC or their respective affiliates upon the grant of a Performance Award. Upon settlement of performance awards, participants will recognize ordinary compensation income in an amount equal to the fair market value of the common units received or the amount of cash received. The participant will recognize ordinary compensation income when DERs, if any, granted in tandem with the performance award are paid to the participant. In each case, NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units, if any, acquired from the settlement of Performance Awards, any appreciation (or depreciation) in the value of common units after the settlement will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period, or as ordinary income to the extent of any required recharacterization action under Section 751(b) of the Code as described above.
Unit Awards
In general, a participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a Unit Award when the units are received. NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units, if any, acquired pursuant to Unit Awards, any appreciation (or depreciation) in the value of common units after receipt will be treated as ordinary income to the extent of any required recharacterization action under Section 751(b) of the Code as described above.
Withholding and Other Tax Obligations
A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income with respect to an award under the Amended and Restated 2019 LTIP, whether such recognition is as a result of the grant, vesting, settlement or exercise of such award, as applicable, or otherwise.
Code Limitations on Deductibility
In order for the amounts described above to be deductible by NuStar Energy or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Limited Partnership Interest
NuStar Energy is not a taxable entity and, as such, it does not incur any federal income tax liability. Instead, each holder of common units is required to report on his or her income tax return his or her share of our income, gains, losses and deductions in computing his or her federal income tax liability, regardless of whether cash distributions are made to him or her by us. Distributions by NuStar Energy to a holder of common units generally are not taxable unless the amount of cash distributed is in excess of the holder’s adjusted tax basis in his or her common units. Usually during the first quarter of each year, NuStar

Energy will mail to each holder of common units a Schedule K-1 showing the amounts of income, gains, losses and deductions that the holder is required to reflect on his or her federal income tax return as a limited partner for the preceding year.
Long-Term Incentive Plan Awards
Awards under the Amended and Restated 2019 LTIP will be discretionary. No grants have been made that are subject to unitholder approval of the Amended and Restated 2019 LTIP. Because grants under the Amended and Restated 2019 LTIP will be discretionary, it is not possible at this time to predict the number of grants or the persons to whom grants will be made in the future under the Amended and Restated 2019 LTIP.
The following table sets forth information concerning the Unit Awards, Restricted Unit Awards, Performance Unit Awards (at target) and unit-settled Performance Cash Awards made under the existing 2019 LTIP from inception through March 3, 2021 to (1) our NEOs, (2) all of our current executive officers as a group, (3) all of our current directors who are not executive officers as a group and (4) all of our employees, including all current officers who are not executive officers, as a group.

	Unit Awards (#)	Restricted Unit Awards (#)	Performance Unit Awards and Unit-Settled Performance Cash Awards (#) (1)(2)
Bradley C. Barron President and Chief Executive Officer	36,218	220,000	54,020
Thomas R. Shoaf Executive Vice President and Chief Financial Officer	14,511	64,415	17,504
Mary Rose Brown Executive Vice President and Chief Administrative Officer	14,693	65,230	17,741
Amy L. Perry Executive Vice President—Strategic Development and General Counsel	11,578	48,680	12,809
Daniel S. Oliver Executive Vice President—Business Development and Engineering	11,413	46,395	11,540
Executive Group	96,224	469,765	120,430
Non-Executive Director Group	─	96,912	─
Non-Executive Officer Employee Group (3)	738,000	1,126,420	21,217
(1)Unvested performance unit awards are presented at target. Under the terms of the performance unit award agreements, the vesting level of the performance unit awards may range from 0% to 200%, based on performance during the applicable performance periods.
(2)The amounts presented include performance cash awards that were settled in units with respect to 2020 performance.
(3)The amounts presented exclude restricted unit awards to international employees, which are settled in cash.
Text of the Amended and Restated 2019 LTIP
The full text of the Amended and Restated 2019 LTIP, marked to reflect the changes, is attached as Appendix A to this proxy statement. The statements made in this proxy statement with respect to the Amended and Restated 2019 LTIP should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the Amended and Restated 2019 LTIP attached as Appendix A to this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transaction Policy
Our Board has adopted a written related person transaction policy. For purposes of the policy, a related person transaction is a transaction that is not available to all employees generally or involves $10,000 or more when aggregated with similar transactions and is between NuStar Energy and: (1) any member of the Board, Vice President, Section 16 officer or any other person designated for these purposes as an officer by the Board; (2) any beneficial owner of 5% or more of any class of voting securities of NuStar Energy or its controlled affiliates; (3) any immediate family member of persons identified in (1) or (2) above; or (4) any entity that is owned or controlled by someone listed in (1), (2) or (3) above (or in which someone listed in (1), (2) or (3) above has a 5% or greater ownership interest or controls such entity). Such related person transactions must be reviewed by the Nominating/Governance & Conflicts Committee and approved by a majority of the disinterested members of the Board, unless the transaction relates to executive compensation matters approved by our Compensation Committee, non-employee director compensation matters approved by our Board or NuStar Energy's general employee compensation programs. In addition, our Section 16 officers and directors have an affirmative obligation under the policy to inform and provide updates to our Corporate Secretary regarding his or her immediate family members, as well as any entities which he or she controls or of which he or she owns 5% or more.
Transactions with Management and Others
On December 10, 2007, NuStar Logistics, L.P., our wholly owned subsidiary, entered into a non-exclusive Aircraft Time Sharing Agreement (the Time Share Agreement) with William E. Greehey, the Chairman of our Board. The Time Share Agreement provides that NuStar Logistics, L.P. will sublease the aircraft to Mr. Greehey on an "as needed and as available" basis, and will provide a fully qualified flight crew for all of Mr. Greehey's flights. Mr. Greehey will pay NuStar Logistics, L.P. an amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, which expenses include and are limited to: fuel oil, lubricants and other additives; travel expenses of the crew, including food, lodging and ground transportation; hangar and tie down costs away from the aircraft’s base of operation; insurance obtained for the specific flight; landing fees, airport taxes and similar assessments; customs, foreign permit and similar fees directly related to the flight; in-flight food and beverages; passenger ground transportation; flight planning and weather contract services; and an additional charge equal to 100% of the costs of the fuel oil, lubricants and other additives. The Time Share Agreement had an initial term of two years, and automatically renews for one-year terms until terminated by either party. The Time Share Agreement was approved by the disinterested members of the Board on December 5, 2007. The Time Share Agreement was amended as of September 4, 2009 to reflect the addition of another aircraft and as of August 18, 2017 to reflect a change in the aircraft owner trustee.
John D. Greehey, an employee, is the son of Mr. Greehey. As such, he is deemed to be a "related person" under Item 404(a) of the SEC's Regulation S-K. Mr. J. Greehey is a Vice President of certain subsidiaries of NuStar Energy. In 2020, Mr. J. Greehey did not attend any Board or committee meetings. The aggregate value of total direct compensation paid to Mr. J. Greehey with respect to 2020 was less than $550,000. There were no material differences between the compensation paid to Mr. J. Greehey and the compensation paid to any other employees who hold analogous positions.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3 on the Proxy Card)

On February 25, 2021, the Audit Committee recommended, and the Board approved, having KPMG LLP (KPMG) serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2020 and has served as such since 2004.

✓	Our Board recommends that you vote "FOR" the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2021.
The Board requests unitholder approval of the following resolution:
RESOLVED, that the appointment of the firm of KPMG as the independent registered public accounting firm for NuStar Energy L.P. for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of NuStar Energy L.P. and its subsidiaries for the fiscal year ending December 31, 2021 is hereby approved and ratified.
The Audit Committee is responsible for recommending, for unitholder ratification, our independent registered public accounting firm. If unitholders fail to approve the ratification of the appointment of KPMG, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent auditors mid-way through the year, there is no assurance that a firm other than KPMG could be secured to deliver any or all of our independent auditing services required for 2021. The Audit Committee, however, would take the lack of unitholder approval into account when recommending an independent registered public accounting firm for 2022.
Representatives of KPMG are expected to be present at the 2021 Annual Meeting to respond to appropriate questions raised at the 2021 Annual Meeting or submitted to them in writing prior to the 2021 Annual Meeting. The representatives also may make a statement if they desire to do so.

KPMG FEES

The aggregate fees for professional services rendered to us by KPMG for the years ended December 31, 2020 and 2019 were:

Category of Service	2020	2019
Audit fees (1)	$2,738,000	$2,925,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$2,738,000	$2,925,000
(1)Audit fees for 2020 and 2019 were for professional services rendered by KPMG in connection with the audits of our annual financial statements for the years ended December 31, 2020 and 2019, respectively, included in our Annual Reports on Form 10-K, reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q, the audit of the effectiveness of our internal control over financial reporting as of December 31, 2020 and 2019, respectively, and related services that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC).

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee has adopted a pre-approval policy to address the pre-approval of all services to be rendered to us by our independent auditor and ensure that the provision of any non-audit services does not impair the auditor's independence. None of the services (described above) for 2020 or 2019 provided by KPMG were approved by the Audit Committee pursuant to the pre-approval waiver contained in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

AUDIT COMMITTEE REPORT
Management of NuStar GP, LLC is responsible for NuStar Energy's internal controls and the financial reporting process. KPMG, NuStar Energy's independent registered public accounting firm for the year ended December 31, 2020, is responsible for performing an independent audit of NuStar Energy's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and generally accepted auditing standards, and an audit of NuStar Energy's internal control over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of NuStar Energy's independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.
The Audit Committee has reviewed and discussed NuStar Energy's audited consolidated financial statements with management and KPMG. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received written disclosures and the letter from KPMG required by applicable requirements of the PCAOB concerning independence and has discussed with KPMG its independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of NuStar Energy be included in NuStar Energy's Annual Report on Form 10-K for the year ended December 31, 2020.
    Members of the Audit Committee:
J. Dan Bates (Chairman)
William B. Burnett
Dan J. Hill
Robert J. Munch

The Audit Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

ADDITIONAL INFORMATION
Advance Notice Required for Unitholder Proposals and Nominations
If you wish to submit a unitholder proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the 2022 Annual Meeting of unitholders pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before November 18, 2021. In addition, unitholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.
Our partnership agreement enables unitholders, under specified conditions, to include their nominees for election as directors in our proxy statement. If you wish to nominate a person for election to the Board at the 2022 Annual Meeting of unitholders and have such nominee included in our proxy statement, you must comply with the requirements contained in our partnership agreement, including the requirement to provide timely notice in writing. Your written notice must be received by our general partner at our principal executive offices at the address shown on the cover page of this proxy statement no later than January 28, 2022 and no earlier than December 30, 2021. Our partnership agreement also contains other requirements, such as requirements regarding ownership, the content of the written notice and attendance at the meeting.
Unitholders are urged to review all applicable rules, our partnership agreement and consult legal counsel before submitting a proposal or nomination.
Other Business
If any matters not referred to in this proxy statement properly come before the 2021 Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2021 Annual Meeting.
Financial Statements
Consolidated financial statements and related information for NuStar Energy, including audited financial statements for the fiscal year ended December 31, 2020, are contained in our Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC, and you may review this report on the Internet as indicated in the Notice as well as on our website at www.nustarenergy.com under the Investors tab in the SEC Filings section.
Householding
The SEC's rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents (the Proxy Materials) to two or more unitholders sharing the same address, subject to certain conditions. These "householding" rules are intended to provide greater convenience for unitholders, and cost savings for companies, by reducing the number of duplicate documents that unitholders receive. Only one copy of the Proxy Materials is being delivered to multiple unitholders sharing the same address, unless we have received contrary instructions. If your units are held by an intermediary broker, dealer or bank in "street name," your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.
If your units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker. If you hold units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify us by sending a written request to our Corporate Secretary at the address indicated on the cover page of this proxy statement, calling the Corporate Secretary at (210) 918-2000 or emailing corporatesecretary@nustarenergy.com. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any unitholder who previously participated in householding and no longer wishes to do so.

Transfer Agent
Computershare Investor Services serves as our transfer agent, registrar and distribution paying agent with respect to our units. Correspondence relating to any unit accounts, distributions or transfers of unit certificates should be addressed to:
Computershare
P.O. Box 505000
Louisville, Kentucky 40233-5000
Overnight correspondence should be sent to:

Computershare
462 South 4th Street, Suite 1600
Louisville, Kentucky 40202
The phone numbers for Computershare are (888) 726-7784 and (781) 575-3120. The unitholder website is: www.computershare.com/investor and the unitholder website for unit inquiries is: https://www-us.computershare.com/investor/contact.

APPENDIX A

AMENDED AND RESTATED NUSTAR ENERGY L.P.
2019 LONG-TERM INCENTIVE PLAN
Amended and Restated as of April 29, 2021

SECTION 1.    Purpose of the Plan.

The Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), by providing to employees, consultants and directors of NuStar GP, LLC, a Delaware limited liability company (the “Company”), the Partnership and their respective Affiliates who perform services for the Partnership and its subsidiaries with Unit-based incentive awards for superior performance. The Plan is also intended to enhance the Company’s, the Partnership’s and their Affiliates’ ability to attract and retain the services of individuals who are key to the growth and profitability of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the Partnership’s interests.

SECTION 2.    Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the immediately preceding two sentences, with respect to Options that are intended to comply with Treasury Regulation § 1.409A-1(b)(5)(i)(A), “Affiliate” means a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the Participant performs services. For purposes of this Section 2.1, “controlling interest” means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership or limited liability company, ownership of at least 50% of the profits interest or capital interest of such entity; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation § 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate; or (v) in the case of any other entity not listed in the preceding clauses (i) through (iv), ownership of at least 50% of the voting power or value of such entity, as determined by the Committee.

2.2    “Agreement” means any written or electronic agreement evidencing an Award under this Plan.

2.3    “Award” means a grant of one or more Options, Performance Units, Performance Cash, Restricted Units or Unit Awards, and any tandem DERs granted with respect to such Award.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Cause” shall have the meaning set forth in the Agreement or any employment, severance or similar agreement between the Participant and the Employer or any of its Affiliates, provided that if the Participant is not a party to an Agreement or employment, severance or similar agreement that contains such definition, then “Cause” shall mean the:

(i) conviction of the Participant by a state or federal court of a felony involving moral turpitude;

(ii) conviction of the Participant by a state or federal court of embezzlement or misappropriation of funds of the Company, the Partnership or any of their respective Affiliates;

(iii) the Company’s (or applicable Affiliate’s, including the Partnership) reasonable determination that the Participant has committed an act of fraud, embezzlement, theft or misappropriation of funds in connection with such Participant’s duties in the course of his or her service with the Employer;

(iv) the Company’s (or its applicable Affiliate’s, including the Partnership) reasonable determination that the Participant has engaged in gross mismanagement, negligence or misconduct which causes or could potentially cause material loss, damage or injury to the Company, the Partnership or any of their respective Affiliates or their respective employees; or

(v) the Company’s (or applicable Affiliate’s, including the Partnership) reasonable determination that (a) the Participant has violated any policy of the Company, the Partnership or any of their applicable respective Affiliates, including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of the Participant’s employment or service with the Company (or applicable Affiliate, including the Partnership) or (b) the Participant has failed to satisfactorily perform the material duties of Participant’s position with the Company, the Partnership or any of their respective Affiliates.

2.6    “Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:

(i) any sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any Person or its Affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings, LLC, the Company, the Partnership or any of their respective Affiliates;

(ii) the consummation of a consolidation or merger of the Partnership with or into another Person pursuant to a transaction in which the outstanding voting interests of the Partnership are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) all outstanding voting interests of the Partnership are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent and (b) the holders of the voting interests of the Partnership immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction;

(iii) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all voting interests of the Partnership then outstanding, other than in a merger or consolidation which would not constitute a Change of Control under clause (ii) above; or

(iv) the limited partners of the Partnership approve, in one or a series of transactions, a plan of liquidation or dissolution of the Partnership.

For the avoidance of doubt, the conversion of the Partnership to a corporation, limited liability company or other form of entity shall not be deemed a Change of Control under the terms of this Plan as long as such conversion (or any related transaction) would not otherwise constitute a Change of Control under clauses (i), (ii) or (iii) above. Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Plan, the terms of an Award and/or any Agreement would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable definition above and (2) a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5).

2.7    “Code” means the Internal Revenue Code of 1986, as amended.

2.8    “Committee” means a committee of Directors designated by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist of two or more members of the Board, each of whom is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Units are not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Units are then traded.

2.9    “Consultant” means an individual, other than an Employee or a Director, providing bona fide services to the Company, the Partnership or any of their respective Affiliates as a consultant or advisor, as applicable, provided that (i) such individual is a natural person and (ii) such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any securities of the Company, the Partnership or any of their respective Affiliates.

2.10    “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the terms of any Award and/or any applicable Agreement.

2.11    “DER” means a contingent right, granted in tandem with a specific Award, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

2.12    “Director” means any director of the Company, the Partnership or their respective Affiliates who is not an officer or employee of the Company, the Partnership or any of their respective Affiliates.

2.13    “Effective Date” ~~means April 23, 2019~~ has the meaning provided in Section 9.

2.14    “Employee” means any employee, as determined by the Committee, of the Company, the Partnership or an Affiliate of either of the foregoing.

2.15    “Employer” means the applicable entity among the Company, the Partnership and their respective Affiliates that employs the Employee, with respect to which a Consultant serves as a consultant or with respect to which a Director serves as a director.

2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17    “Fair Market Value” means the closing sales price of a Unit on the New York Stock Exchange on the applicable date or, if the Units are not listed on the New York Stock Exchange, the closing sales price of a Unit on the principal national stock exchange on which the Units are traded on the date as of which such value is being determined (or if there is no trading in the Units on such date, on the immediately preceding date on which there was trading). If Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee through the reasonable application of a reasonable valuation method and, in the case of an Option, in accordance with Section 409A of the Code.

2.18    “Option” means an option to purchase Units as described in Section 6.1.

2.19    “Participant” means any Employee, Consultant or Director granted an Award under the Plan.

2.20    “Performance Award” means an Award made pursuant to this Plan to a Participant, which Award is subject to the attainment of one or more Performance Goals. Performance Awards may be in the form of either Performance Units, Performance Cash or DERs.

2.21    “Performance Cash” means an Award, designated as Performance Cash and denominated in cash, granted to a Participant pursuant to Section 6.3 hereof, the value of which is conditioned, in whole or in part, by the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the terms of the Award and/or an Agreement.

2.22    “Performance Goals” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee, in its discretion, may include one or any combination of the following criteria in either absolute or relative terms, for the Partnership or any Affiliate: (i) increased revenue; (ii) net income measures (including but not limited to income after capital costs and income before or after taxes); (iii) Unit price measures (including but not limited to total unitholder return); (iv) market share; (v) earnings per Unit (actual or targeted growth); (vi) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (vii) economic value added (“EVA”); (viii) cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); (ix) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); (x) operating metrics (including but not limited to operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency); (xi) expense control measures (including but not limited to overhead cost and general and administrative expense); (xii) margins; (xiii) unitholder value; (xiv) proceeds from dispositions; (xv) pipeline and terminal utilization; (xvi) total market value; (xvii) corporate values measures (including but not limited to ethics, compliance, environmental and safety); (xviii) distributable cash flow or distribution coverage ratio; or (xix) such other goals, whether or not listed herein, as selected by the Committee. The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals including, without limitation, in recognition of: (i) extraordinary, infrequently occurring or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting principles; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss. Notwithstanding the foregoing, the Committee may, at its sole discretion, adjust the performance results upon which Awards are based under the Plan to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established or for any other purpose.

2.23    “Performance Period” means the time period designated by the Committee during which Performance Goals must be met.

2.24    “Performance Unit” means an Award, designated as a Performance Unit in the form of Units or other securities of the Partnership, granted to a Participant pursuant to Section 6.3 hereof, the value of which is determined, in whole or in part, by the value of Units and/or conditioned on the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award terms and/or Agreement.

2.25    “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.26    “Prior Plan” means the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan, as amended, the NuStar GP Holdings, LLC Long-Term Incentive Plan, as amended, and each other equity plan maintained by the Company or the Partnership under which awards are outstanding as of the Effective Date.

2.27    “Restricted Period” means the period established by the Committee (i) with respect to the vesting of an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant or (ii) during which the Units subject to an Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan, the terms of the Award or an Agreement relating to such Award.

2.28    “Restricted Unit” means a phantom unit granted under the Plan that is equivalent in value to a Unit, and that upon or following vesting entitles the Participant to receive one Unit or, if expressly provided by the Committee in the terms of the applicable Award or Agreement, a cash payment of an amount equal to the Fair Market Value of one Unit on the date of vesting.

2.29    “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereof as in effect from time to time.

2.30    “SEC” means the Securities and Exchange Commission.

2.31    “Separation” means the Participant ceases, for any reason, to be employed by or to serve as a consultant or director for any of: the Company, the Partnership or any Affiliate of any of the foregoing; provided, however, for Awards subject to Section 409A of the Code, “Separation” also constitutes a “separation from service” under Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

2.32    “Unit” means a common unit of the Partnership.

2.33    “Unit Award” means an award of a fully vested Unit pursuant to Section 6.4 hereof.

SECTION 3.    Administration.

3.1    Committee Administration. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(i) determine individuals eligible to be Participants;

(ii) designate Participants;

(iii) determine the type or types of Awards to be granted to a Participant;

(iv) determine the number of Units to be covered by Awards;

(v) determine the terms and conditions of any Award (including but not limited to performance requirements for such Award);

(vi) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled or forfeited or the vesting or exercisability thereof accelerated;

(vii) interpret and administer the Plan, the terms of an Award, any Agreement and any instrument relating to an Award made under the Plan;

(viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant and any beneficiary of any Award.

3.2    Delegation. The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company, as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of any person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such person.

3.3    Liability. No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer and any other executive officer to whom the Committee delegates any of its power and authority hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s limited liability company agreement or the Partnership’s limited partnership agreement) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

SECTION 4.    Units Available for Awards.

4.1    Units Available. Subject to adjustment as provided in Section 4.3, the number of Units with respect to which Awards may be granted under the Plan is ~~2,500,000~~ 5,000,000. If any Award granted under the Plan or a Prior Plan expires, is canceled, exercised, paid or otherwise terminated without the delivery of Units, then the Units covered by such Award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be Units with respect to which Awards may be granted. In addition, Units subject to an Award under this Plan or a Prior Plan shall again be available for issuance under this Plan if such Units are (i) Units that were subject to an Option and were not issued or delivered upon the net settlement or net exercise of such Option or (ii) Units delivered to or withheld by the Company or the Employer or an Affiliate thereof to pay the purchase price or the withholding taxes related to an outstanding Award. In the event that Units issued under the Plan are reacquired by the Partnership or the Company pursuant to any forfeiture provision, such Units shall again be available for the purposes of the Plan. Notwithstanding the forgoing, Units repurchased by the Partnership or the Company on the open market with the proceeds of an Option exercise shall not again become available under this Plan.

4.2    Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from the Partnership, the Company, any Affiliate of either of the foregoing or any other Person, or newly issued Units by the Partnership, or any combination of the foregoing, as determined by the Committee in its discretion.

4.3    Adjustments. If the Committee determines that any distribution (whether in the form of cash, Units, other securities or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards and (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, with such adjustments to be made with respect to Options in accordance with Section 409A of the Code.

SECTION 5.    Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant.

SECTION 6.    Awards.

6.1    Options. The Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan; provided, however, that a Participant may be granted an Option only if the underlying Unit qualifies, with respect to such participant, as "service recipient stock" within the meaning set forth in Section 409A of the Code.

(i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted but shall not be less than its Fair Market Value as of the Date of Grant.

(ii) Time and Method of Exercise. The Committee shall determine the Restricted Period (i.e., the time or times at which an Option may become exercisable, in whole or in part), the Performance Goals (if any) and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, (a) cash, (b) check acceptable to the Employer or other applicable Affiliate, (c) delivery (either actual delivery or by attestation procedures established by the Employer or other applicable Affiliate) of Units having a Fair Market Value, determined as of the date of exercise, equal to the aggregate exercise price payable by reason of such exercise, (d) authorizing the Employer or other applicable Affiliate to withhold whole Units which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (e) in cash by a broker-dealer acceptable to the Employer or other applicable Affiliate to whom the participant has submitted an irrevocable notice of exercise or (f) a combination of (a), (b), (c) and (d), in each case to the extent set forth in the terms of the Award or an Agreement relating to the Option.

(iii) Term. Subject to earlier termination as provided in the terms of the Award and/or any Agreement or the Plan, each Option shall expire on the 10th anniversary of its Date of Grant.

(iv) Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award and/or Agreement, or in a written employment, severance or similar agreement (if any) between the Participant and the Employer or any of its Affiliates, upon the Participant’s Separation during the applicable Restricted Period, that portion of any Option that has not vested on or prior to the date of Separation shall automatically lapse and be forfeited by the Participant at the close of business on the date of the Participant’s Separation (or, in the case of a Separation for Cause, immediately upon such Separation). The Committee or the Chief Executive Officer may waive, in whole or in part, such forfeiture with respect to a Participant’s Options.

(v) No Repricing. The Committee shall not, without the approval of the unitholders of the Partnership, (a) reduce the exercise price of any previously granted Option, (b) cancel (or accept surrender of) any previously granted Option in exchange for another Option with a lower exercise price or (c) cancel (or accept surrender of) any previously granted Option in exchange for cash or another Award if the exercise price of such Option exceeds the Fair Market Value of a Unit on the date of such cancellation, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 4.3.

(vi) No Dividend Equivalents. Notwithstanding anything in the terms of an Award or an Agreement to the contrary, the holder of an Option shall not be entitled to receive DERs with respect to the number of Units subject to such Option.

6.2    Restricted Units. The Committee shall have the authority to determine the Participants to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the duration of the Restricted Period, the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited and such other terms and conditions as the Committee may establish respecting such Awards, including whether DERs are granted with respect to such Restricted Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion; provided, however, that if the Committee awards DERs with respect to Restricted Units that are subject to performance-based vesting conditions, then any such DERs shall be subject to the same vesting conditions as the underlying Awards.

(ii) Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award and/or Agreement, or in a written employment, severance or similar agreement (if any) between the Participant and the Employer or any of its Affiliates, upon Participant’s Separation during the applicable Restricted Period, all Restricted Units shall be forfeited by the Participant upon the Participant’s Separation. The Committee or the Chief Executive Officer may waive, in whole or in part, such forfeiture with respect to a Participant’s Restricted Units.

6.3    Performance-Based Awards.

(i) Grant of Performance Awards. The Committee may issue Performance Awards in the form of Performance Units, Performance Cash or DERs to Participants subject to the Performance Goals and Performance Period as it shall determine and set forth in the terms of the Award and/or any Agreement. The Committee shall have complete discretion in determining the number and/or value of Performance Awards granted to each Participant. Participants receiving Performance Awards are not required to pay the Employer or applicable Affiliate thereof therefor (except for applicable tax withholding) other than the rendering of services. Notwithstanding the foregoing, if the Committee awards DERs with respect to Performance Awards, then any such DERs shall be subject to the same vesting conditions as the underlying Awards.

(ii) Value of Performance Awards. The Committee shall set Performance Goals in its discretion for each Participant who is granted a Performance Award. Such Performance Goals may be particular to a Participant, may relate to the performance of his or her Employer or any Affiliate thereof, may be based on the division which employs or retains him or her, may be based on the performance of the Partnership generally, or a combination of the foregoing. The extent to which such Performance Goals are met will determine the number and/or value of the Performance Award to the Participant.

(iii) Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in Units or, if expressly provided by the Committee in the terms of the applicable Award or an Agreement, in cash.

(iv) Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award and/or Agreement, or in a written employment, severance or similar agreement (if any) between the Participant and the Employer or any of its Affiliates, upon Participant’s Separation during the applicable Performance Period or Restricted Period, all Performance Awards shall be forfeited by the Participant upon the Participant’s Separation. The Committee or the Chief Executive Officer may waive, in whole or in part, such forfeiture with respect to a Participant’s Performance Awards.

6.4    Unit Awards. The Committee shall have the authority to determine the Participants to whom fully vested Unit Awards shall be granted, the number of Units to be granted to each such Participant, the conditions under which the Units awarded thereunder may be granted and such other terms and conditions as the Committee may establish respecting such Awards. Upon or as soon as reasonably practicable following the grant of a Unit Award, subject to satisfying the tax withholding obligations of Section 8.2, the Participant shall receive a Unit certificate (or book-entry account, as applicable) so that the Participant then holds an unrestricted Unit.

6.5    General.

(i) Awards May be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, the Partnership or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company, the Partnership or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate.

(iii) Terms of Awards. Except as otherwise provided herein, the term of each Award shall be for such period as may be determined by the Committee (but shall in no circumstances exceed ten years).

(iv) Unit Issuance. All certificates (or book-entry accounts) for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or book-entry accounts) to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan, the terms of any Award and/or any Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Employer or applicable Affiliate thereof is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan, the terms of any Award and/or any applicable Agreement (including, without limitation, any exercise price or any tax withholding) is received by the Employer or applicable Affiliate thereof. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalent and the value of any such Units or other property so tendered to the Employer or applicable Affiliate thereof, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan, the terms of any Award and/or any applicable Agreement.

(vii) Change of Control. Upon a Change of Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full, with such Awards to be paid at the time or times specified in the underlying Award or Agreements. In this regard, all Restricted Periods shall terminate and all Performance Goals, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option is not exercised, upon the Change of Control, the Committee may, in its discretion, cancel such Award or provide for an assumption of such Award or a replacement grant on substantially the same terms; provided, however, upon any cancellation of an Option that has a positive “spread,” the holder shall be paid an amount in cash and/or other property, as determined by the Committee, equal to such “spread” of such Option and, in the event there is no positive “spread,” such Option shall be cancelled without payment of consideration therefor.

SECTION 7.    Amendment and Termination.

Except to the extent prohibited by applicable law:

7.1    Amendments to the Plan. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Partnership’s unitholders if (i) unitholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Units are then traded, or (ii) such amendment seeks to modify the prohibition on repricing set forth in Section 6.1 hereof; provided, further, that no amendment may adversely affect material rights of a holder of an outstanding Award without the consent of such holder.

7.2    Amendments to Awards. Unless otherwise expressly provided in an Award and/or in an Agreement or in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award therefore granted; provided, further, that no amendment may adversely affect material rights of a holder of an outstanding Award without the consent of such holder.

7.3    Adjustment of Awards Upon the Occurrence of Certain Extraordinary or Non-recurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of extraordinary, infrequently occurring or non-recurring events (including, without limitation, the events described in Section 4.3 of the Plan) affecting the Partnership, the Units or the financial statements of the Partnership or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8.    General Provisions.

8.1    No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

8.2    Withholding. The Employer or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Employer (or applicable Affiliate) to satisfy all obligations for the payment of such taxes. In the event that Units that would otherwise be issued pursuant to an Award are used to satisfy such withholding obligations, the number of Units which may be so withheld or surrendered shall be limited to the number of Units that according to generally accepted accounting principles would not result in liability accounting for the entirety of the Award.

8.3    No Right to Employment or Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, the Partnership or any Affiliate of any of the foregoing, to continue as a consultant or to remain on the Board or other directorship, as applicable. Further, the Company, the Partnership or an applicable Affiliate of any of the foregoing may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, the terms of any Award and/or in any Agreement.

8.4    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

8.5    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

8.6    Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the entire then Fair Market Value thereof under Section 16(b) of the Exchange Act, and any payment tendered to the Employer or applicable Affiliate thereof by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

8.7    No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, the Partnership or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company, the Partnership or any

Affiliate of any of the foregoing pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company, the Partnership or any applicable Affiliate.

8.8    No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

8.9    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.10    Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

8.11    Claw-back Policy. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Units underlying the Award) shall be subject to the provisions of any claw-back policy implemented by, as applicable, the Partnership, the Company or any Affiliate of either of the foregoing, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy, the terms of any applicable Awards and/or in any applicable Agreement.

8.12    No Guarantee of Tax Consequences. None of the Board, the Company, the Partnership or any Affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any Participant (or to any person claiming through or on behalf of any Participant) or assumes any liability or responsibility with respect to taxes and penalties and interest thereon arising hereunder with respect to any Participant (or to any person claiming through or on behalf of any Participant).

8.13    Section 409A. This Plan, the Awards and the terms of all Awards and/or Agreements are intended to either comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. The Company, the Partnership and their respective Affiliates make no representations that the Plan, the administration of the Plan, the Awards, the terms of the Awards and/or Agreements or amounts payable hereunder comply with, or are exempt from, Section 409A of the Code, and undertake no obligation to ensure such compliance or exemption. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan shall be treated as an entitlement to a series of separate payments. Notwithstanding any other provision of the Plan, the terms of an Award and/or any Agreement to the contrary, if a Participant is a “specified employee” under Section 409A of the Code, except to the extent permitted thereunder, no benefit or payment that is not otherwise exempt from Section 409A of the Code (after taking into account all applicable exceptions thereunder, including to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made to that Participant under the Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in Section 409A of the Code, until the later of (i) the date prescribed for payment in the Plan or the affected Award granted thereunder and (ii) the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the terms of any Award and/or Agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

SECTION 9.    Effective Date and Term of the Plan.

The Plan, as amended and restated, shall be submitted to the unitholders of the Partnership for approval and, if approved, shall become effective as of April 29, 2021 (the "Effective Date"). The Plan shall continue until the date terminated by the Board or such date on which Units are no longer available for grants of Awards under the Plan, whichever occurs first; provided, however, that notwithstanding the foregoing, no Award shall be made under the Plan after the tenth anniversary of the Effective Date, April ~~23, 2029~~ 29, 2031. However, unless otherwise expressly provided in the Plan or in the terms of an Award and/or any applicable Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date. In the event sponsorship of the Plan is transferred from the Partnership to an Affiliate thereof, the term of the Plan shall continue until the tenth anniversary of the Effective Date, April ~~23, 2029~~ 29, 2031, unless terminated earlier as provided herein.

VOTE BY INTERNET

Before the Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the Meeting - Go to www.virtualshareholdermeeting.com/NS2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

NUSTAR ENERGY L.P. 19003 IH-10 WEST SAN ANTONIO, TX 78257
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUSTAR ENERGY L.P. The Board of Directors recommends you vote FOR the nominees listed:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) Bradley C. Barron
02) William B. Burnett
03) W. Grady Rosier
The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain
2.To approve the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan.				☐	☐	☐
3.To ratify the appointment of KPMG LLP as NuStar Energy L.P.'s independent registered public accounting firm for 2021.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Dear Unitholder,

NuStar Energy L.P. encourages you to take advantage of the convenient ways by which you can vote these units. You can vote these units 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the reverse side of the proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote these units by telephone or the Internet, there is no need to mail back your proxy/voting instruction card. To vote the units by telephone or via the Internet, please have this voting form in hand and follow the instructions on the reverse side.

Your vote is important. Thank you for voting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. If you do not vote via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

NUSTAR ENERGY L.P.
Annual Meeting of Unitholders
April 29, 2021
This proxy is solicited by the Board of Directors

By signing on the reverse side, I (we) hereby appoint each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry (the "proxies") as proxy holders, each with full power of substitution, to represent and to vote all of the common units and Series D preferred units of NuStar Energy L.P. that the undersigned could vote at NuStar Energy L.P.'s Annual Meeting of Unitholders to be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/NS2021 on April 29, 2021 at 11:00 a.m. Central Time, including any adjournment or postponement thereof, as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and, in their discretion, on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE). If you sign and return this card without marking any boxes your vote will be cast in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

Continued and to be signed on reverse side